SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934
                       (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement
[  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Section 240.14a-11(c)or Section 240.14a-12


                WISCONSIN POWER AND LIGHT COMPANY
         (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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        applies:

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        applies:

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      Exchange  Act Rule  0-11(a)(2)  and  identify  the filing for
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      previous  filing by  registration  statement  number,  or the
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




                         Your Vote is Important










                    Wisconsin Power and Light Company


                             Proxy Statement


                      Notice of 2000 Annual Meeting


                                   and



                           1999 Annual Report

________________________________________________________________________________


                    WISCONSIN POWER AND LIGHT COMPANY



                      ANNUAL MEETING OF SHAREOWNERS

                     DATE:   May 24, 2000

                     TIME:   1:00 PM, Central Daylight Savings Time

                 LOCATION:   Wisconsin Power and Light Company
                             Room 1A
                             222 West Washington Avenue
                             Madison, Wisconsin


________________________________________________________________________________









________________________________________________________________________________

                     SHAREOWNER INFORMATION NUMBERS



        LOCAL CALLS (MADISON, WI AREA)..........608-252-3110



        TOLL FREE NUMBER........................800-356-5343


________________________________________________________________________________

                                               Wisconsin Power and Light Company
                                                      222 West Washington Avenue
                                                                  P. O. Box 2568
                                                          Madison, WI 53701-2568
                                                             Phone: 608-252-3110


                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Wisconsin Power and Light Company Shareowner:

On Wednesday, May 24, 2000, Wisconsin Power and Light Company (the "Company") will hold its 2000 Annual Meeting of Shareowners at the office of the Company, 222 West Washington Avenue, Room 1A, Madison, Wisconsin. The meeting will begin at 1:00 p.m. Central Daylight Savings Time.

Only the sole common stock shareowner, Alliant Energy Corporation, and preferred shareowners who owned stock at the close of business on April 5, 2000 can vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be assured. At the meeting the Company's shareowners will:

      1. Elect five directors for terms expiring at the 2003 Annual Meeting of Shareowners; and

      2. Attend to any other business properly presented at the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

Please sign and return the enclosed proxy card as soon as possible. If you attend the meeting, you may revoke your proxy at the registration desk and vote in person.

The 1999 Annual Report of the Company appears as Appendix A to this Proxy Statement. The Proxy Statement and Annual Report have been combined into a single document to improve the effectiveness of our financial communication and to reduce costs, although the Annual Report does not constitute a part of the Proxy Statement.

Any Wisconsin Power and Light Company preferred shareowner who desires to receive a copy of the Alliant Energy Corporation 1999 Annual Report to Shareowners may do so by calling the Shareowner Services Department at the Shareowner Information Number shown at the front of this proxy statement or writing to the Company at the address above.


                                    By Order of the Board of Directors,

                                    /s/ Edward M. Gleason
                                    ---------------------
                                    Edward M. Gleason
                                    Vice President--Treasurer and
                                    Corporate Secretary

Dated and mailed on or about April 12, 2000

                            TABLE OF CONTENTS

Questions and Answers..............................................   3
Election of Directors..............................................   6
   Nominees........................................................   6
   Continuing Directors............................................   8
Meetings and Committees of the Board...............................  11
Compensation of Directors..........................................  12
Ownership of Voting Securities.....................................  15
Compensation of Executive Officers.................................  17
   Summary Compensation Table......................................  17
Stock Options......................................................  19
   Stock Options/SAR Grants in 1999................................  19
   Options/SAR Values at December 31, 1999.........................  20
   Long-Term Incentive Awards in 1999..............................  20
Certain Agreements and Transactions................................  21
Retirement and Employee Benefit Plans..............................  23
Report of the Compensation and Personnel Committee on
  Executive Compensation...........................................  28
Section 16(a) Beneficial Ownership Reporting Compliance............  33
Appendix A -- Wisconsin Power and Light Company Annual Report...... A-1

                          QUESTIONS AND ANSWERS

1.    Q:   Why am I receiving these materials?

      A: The Board of Directors of Wisconsin Power and Light Company (the "Company") is providing these proxy materials to you in connection with the Company's Annual Meeting of Shareowners (the "Annual Meeting"), which will take place on Wednesday, May 24, 2000. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposal described in this proxy statement.

2.    Q:   What is  Wisconsin  Power and Light  Company  and how does it relate to Alliant Energy Corporation?

      A: The Company is a subsidiary of Alliant Energy Corporation ("AEC"), which was formed as a result of a three-way merger (the "Merger") completed on April 21, 1998 involving WPL Holdings, Inc., IES Industries Inc. ("IES Industries") and Interstate Power Company. The other first tier subsidiaries of AEC include IES Utilities Inc. ("IES"), Interstate Power Company ("IPC") and Alliant Energy Resources, Inc. ("AER").

3.    Q:   Who is entitled to vote at the Annual Meeting?

      A: Only shareowners of record at the close of business on April 5, 2000 are entitled to vote at the Annual Meeting. As of the record date, 13,236,601 shares of common stock (owned solely by AEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes), were issued and outstanding. Each share of Company common stock is entitled to one vote per share. Each share of Company preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% Series of Company preferred stock is entitled to 1/4 vote per share.

4.    Q:   What may I vote on at the Annual Meeting?

      A: You may vote on the election of five nominees to serve on the Company's Board of Directors for terms expiring at the Annual Meeting of Shareowners in the year 2003.

5.    Q:   How does the Board of Directors recommend I vote?

      A: The Board of Directors recommends that you vote your shares FOR each of the nominees.

6.    Q:   How can I vote my shares?

      A: You may vote either in person at the Annual Meeting or by granting a proxy. If you desire to grant a proxy, then sign and date each proxy card you receive and return it in the envelope provided.

7.    Q:   How are votes counted?

      A: In the election of directors, you may vote FOR all of the nominees or your vote may be WITHHELD with respect to one or more nominees. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all nominees.


8.    Q:   Can I change my vote?

      A: You have the right to revoke your proxy at any time before the Annual Meeting by:

           - providing notice to the Corporate Secretary of the Company and voting in person at the Annual Meeting; or

           -    appointing  a new proxy prior to the start of the Annual
                Meeting.

           Attendance  at  the  Annual   Meeting  will  not  cause  your
           previously   granted   proxy  to  be   revoked   unless   you
           specifically so request.

9.    Q:   What shares are included on the proxy card(s)?

      A:   Your  proxy  card(s)   covers  all  of  your  shares  of  the
           Company's preferred stock.

10    Q:   What does it mean if I get more than one proxy card?

      A: If your shares are registered differently and are in more than one account, then you will receive more than one card. Be sure to vote all of your accounts to ensure that all of your shares are voted. The Company encourages you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting the Company's Shareowner Services Department at the Shareowner Information Number shown at the front of this proxy statement.

11.   Q:   Who may attend the Annual Meeting and how do I get a ticket?

      A: All shareowners who owned shares of the Company's common and preferred stock on April 5, 2000 may attend the Annual Meeting. You may indicate on the reservation portion of the enclosed proxy card your intention to attend the Annual Meeting and return it with your signed proxy. No ticket is required.

12.   Q:   How will voting on any other business be conducted?

      A: The Board of Directors does not know of any business to be considered at the 2000 Annual Meeting other than the election of five directors. If any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to William D. Harvey, the Company's President, and Edward M. Gleason, the Company's Vice President-Treasurer and Corporate Secretary, to vote on such matters at their discretion.

13.   Q:   Where  and  when  will I be able to find the  results  of the voting?

      A: The results of the voting will be announced at the Annual Meeting. You may also call our Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement for the results. The Company will also publish the final results in its Quarterly Report on Form 10-Q for the second quarter of 2000 to be filed with the Securities and Exchange Commission.

14.   Q:   When are  shareowner  proposals  for the 2001 Annual  Meeting due?

      A: All shareowner proposals to be considered for inclusion in the Company's proxy statement for the 2001 Annual Meeting must be received at the principal office of the Company by December 13, 2000. In addition, any shareowner who intends to present a proposal from the floor at the 2001 Annual Meeting must submit the proposal in writing to the Corporate Secretary of the Company no later than February 26, 2001.

15.   Q:   Who are the  Independent  Auditors of the Company and how are
           they elected?

      A: The Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditors for 2000. Arthur Andersen LLP acted as independent auditors for the Company in 1999. Representatives of Arthur Andersen LLP are not expected to be present at the meeting.

16.   Q:   Who will bear the cost of  soliciting  votes  for the  Annual
           Meeting?

      A: The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company's officers and employees who will not receive any additional compensation for these solicitation activities. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy materials to their principals.

17.   Q:   How can I obtain a copy of the  Company's  Annual  Report  on
           Form 10-K?

      A: The Company will furnish without charge, to each shareowner who is entitled to vote at the Annual Meeting and who makes a written request, a copy of the Company's Annual Report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission. Written requests for the Form 10-K should be mailed to the Corporate Secretary of the Company at the address on the first page of this proxy statement.

                          ELECTION OF DIRECTORS

Five directors will be elected this year for terms expiring in 2003. The nominees for election as selected by the Nominating and Governance Committee of the Company's Board of Directors are: Erroll B. Davis, Jr., Lee Liu, Milton E. Neshek, Robert W. Schlutz and Wayne H. Stoppelmoor. Each of the nominees is currently serving as a director of the Company. Each person elected as director will serve until the Annual Meeting of Shareowners of the Company in the year 2003 or until his successor has been duly elected and qualified.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees shall be unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their age (as of December 31, 1999), an account of their business experience and the names of publicly-held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

                                NOMINEES

 [PHOTO]        ERROLL B. DAVIS, JR.            Director Since 1984
                Age 55                          Nominated Term to Expire in 2003

                Mr. Davis has been President of AEC since January 1990 and was elected President and Chief Executive Officer of AEC in July 1990. Mr. Davis joined the Company in August 1978 and was elected President in July 1987. He was elected President and Chief Executive Officer of the Company in August 1988. Mr. Davis has also served as Chief Executive Officer of IES, IPC and AER since 1998. He is a member of the Boards of Directors of BP Amoco p.l.c., PPG Industries, Inc. and the Edison Electric Institute. Mr. Davis has served as a director of AEC since 1982, of AER since 1988 and of IES and IPC since 1998.

[PHOTO]         LEE LIU                         Director Since 1998
                Age 66                          Nominated Term to Expire in 2003

                Mr. Liu has served as Chairman of the Board of the Company and AEC since 1998. Mr. Liu will retire as Chairman on April 21, 2000. He was Chairman of the Board and Chief Executive Officer of IES Industries and Chairman of the Board and Chief Executive Officer of IES prior to the Merger in 1998. Mr. Liu held a number of professional, management and executive positions after joining Iowa Electric Light and Power Company
                (later known as IES Utilities Inc.) in 1957. He is a director of McLeodUSA Inc, Principal Financial Group and Eastman Chemical Company. Mr. Liu has served as a director of IES (or predecessor companies) since 1981 and of AEC, IPC and AER since 1998.

 [PHOTO]        MILTON E. NESHEK                Director Since 1984
                Age 69                          Nominated Term to Expire in 2003

                Mr. Neshek has served as Special Consultant to the Kikkoman Corporation, Tokyo, Japan, since November 1997. In addition, he is General Counsel, Secretary and Manager of New Market Development, Kikkoman Foods, Inc., a food products manufacturer in Walworth, Wisconsin, positions he has held since 1973. Mr. Neshek is a director of Kikkoman Foods, Inc. and a member of the Walworth County Bar Association and the State Bar of Wisconsin. Mr. Neshek has served as a director of AEC since 1986, of AER since 1994 and of IES and IPC since 1998.

[PHOTO]         ROBERT W. SCHLUTZ            Director Since 1998
                Age 63                       Nominated   Term  to Expire in 2003

                Mr. Schlutz is President of Schlutz Enterprises, a diversified farming and retailing business in Columbus Junction, Iowa. Mr. Schlutz has served as a director of IES (or predecessor companies) since 1989 and of AEC, IPC and AER since 1998.

[PHOTO]         WAYNE H. STOPPELMOOR         Director Since 1998
                Age 65                       Nominated   Term  to Expire in 2003

                Mr. Stoppelmoor has served as Vice Chairman of the Board of the Company and AEC since the Merger in 1998. Mr. Stoppelmoor will retire as Vice Chairman on April 21, 2000. Prior to the Merger he was Chairman, President and Chief Executive Officer of IPC. He retired as President of IPC on October 1, 1996 and as Chief Executive Officer on January 1, 1997. Mr. Stoppelmoor has served as a director of IPC since 1986 and of AEC, IES and AER since 1998.


The Board of Directors unanimously recommends a vote FOR all nominees for election as directors.


                              CONTINUING DIRECTORS
                              --------------------

[PHOTO]         ALAN B. ARENDS                      Director Since 1998
                Age 66                              Term Expires in 2002

                Mr. Arends is Chairman of the Board of Directors of Alliance Benefit Group Financial Services Corp.
                (formerly Arends Associates, Inc.,) of Albert Lea, Minnesota, an employee benefits company which he founded in 1983. He has served as a director of IPC since 1993 and of AEC, IES and AER since 1998.

 [PHOTO]        JACK B. EVANS                       Director Since 2000
                Age 51                              Term Expires in 2001

                Mr. Evans is a director and since 1996 has served as President of The Hall-Perrine Foundation, a private philanthropic corporation in Cedar Rapids, Iowa. Previously, Mr. Evans was President and Chief Operating Officer of SCI Financial Group, Inc., a regional financial services firm. Mr. Evans is a director of Gazette Communications, the Federal Reserve Bank of Chicago and Nuveen Institutional Advisory Corp., and
                Vice Chairman and a director of United Fire and Casualty Company. Mr. Evans was appointed as a director of the Company by the Board of Directors effective January 1, 2000. He was also appointed to the Board of Directors of AEC, IES, IPC and AER.

[PHOTO]         ROCKNE G. FLOWERS                   Director From 1979 to
                Age 68                              1999 and Since 1994
                                                    Term Expires in 2002

                Mr. Flowers is President of Nelson Industries, Inc. (a subsidiary of Cummins Engine Company), a muffler, filter, industrial silencer, and active sound and vibration control technology and manufacturing firm in Stoughton, Wisconsin. Mr. Flowers is a director of American Family Mutual Insurance Company, Janesville Sand and Gravel Company and M&I Bank of Southern
                Wisconsin. He has served as a director of AEC since 1981, of AER since 1990 and of IES and IPC since 1998.

[PHOTO]         JOYCE L. HANES                      Director Since 1998
                Age 67                              Term Expires in 2001

                Ms. Hanes has been a director of Midwest Wholesale Inc., a products wholesaler in Mason City, Iowa, since 1970 and Chairman of the Board since December 1997, having previously served as Chairman from 1986 to 1988. She is a director of Iowa Student Loan Liquidity Corp. Ms. Hanes has served as a director of IPC since 1982 and of AEC, IES and AER since 1998.

[PHOTO]         KATHARINE C. LYALL                  Director Since 1986
                Age 58                              Term Expires in 2002

                Ms. Lyall is President of the University of Wisconsin System in Madison, Wisconsin. She serves on the Boards of Directors of the Kemper National Insurance Companies, M&I Corporation and the Carnegie Foundation for the Advancement of Teaching. In addition to her administrative position, she is a professor of economics at the University of Wisconsin-Madison. Ms. Lyall has served as a director of AEC since 1994, of AER since 1994 and of IES and IPC since 1998.

[PHOTO]         ARNOLD M. NEMIROW                   Director Since 1994
                Age 56                              Term Expires in 2001

                Mr. Nemirow is Chairman, President and Chief Executive Officer of Bowater Incorporated, a pulp and paper manufacturer, located in Greenville, South Carolina. He joined Bowater Incorporated in 1994 as President and Chief Operating Officer. He became President and Chief Executive Officer in 1995 and was elected Chairman in 1996. He is a member of the New York Bar. Mr. Nemirow has served as a director of AEC and AER since 1991 and of IES and IPC since 1998.

[PHOTO]         JUDITH D. PYLE                      Director Since 1994
                Age 56                              Term Expires in 2001

                Ms. Pyle is Vice Chair of The Pyle Group, a financial services company located in Madison, Wisconsin. Prior to assuming her current position, Ms. Pyle served as Vice Chairman and Senior Vice President of Corporate
                Marketing of Rayovac Corporation (a battery and lighting products manufacturer), Madison, Wisconsin. In addition, Ms. Pyle is Vice Chairman of Georgette Klinger, Inc. and a director of Uniek, Inc. Ms. Pyle has served as a director of AEC and AER since 1992 and of IES and IPC since 1998.


[PHOTO]         ANTHONY R. WEILER                   Director Since 1998
                Age 63                              Term Expires in 2002

                In February 2000, Mr. Weiler accepted positions as a consultant with Pinnacle Marketing and Management Group, Baltimore, Maryland, and as a Director of Business Development-Consumer Products Business Unit for Leggett and Platt Corporation, Carthage, Missouri. In addition, Mr. Weiler also acts as a consultant for other home furnishings organizations. Prior to assuming his current positions, Mr. Weiler had been a Senior Vice President for Heilig-Meyers Company, a national furniture retailer with headquarters in Richmond, Virginia. Mr. Weiler is a director of the Retail Home Furnishings Foundation. Mr. Weiler has served as a director of IES (or predecessor companies) since 1979 and of AEC, IPC and AER since 1998.


We regret that David Q. Reed, a director of IES since 1967 and of the Company since 1998, passed away on July 27, 1999. Jack B. Evans was appointed by the Board of Directors as a director to complete Mr. Reed's term ending in 2001.

Jack R. Newman, who had been a director of IES since 1994 and of the Company since 1998 retired from his law practice and has accepted the position of Vice President-Federal Relations with the Nuclear
Management Company, of which AEC is a member, effective December 10, 1999. Mr. Newman resigned from his position as a director of the Company, AEC, IES, IPC and AER. Prior to his retirement from the legal practice, Mr. Newman served as legal counsel to AEC on nuclear issues. Mr. Newman's former law firm, Morgan, Lewis & Bockius, provides certain legal services to the AEC.

Robert D. Ray turned 71 years of age on September 28, 1999. Pursuant to the mandatory retirement provisions in the Company's Bylaws, Mr. Ray's tenure on the Board of Directors expires with the 2000 Annual Meeting of Shareowners.

The Company expresses its most sincere thanks and appreciation to Messrs. Newman and Ray for their many years of service to the Company and for their valued advice and guidance.

                  MEETINGS AND COMMITTEES OF THE BOARD

The full Board of Directors of the Company considers all major decisions of the Company. However, the Board has established standing Audit, Compensation and Personnel, and Nominating and Governance Committees, each of which is chaired by an outside director, so that certain important matters can be addressed in more depth than may be possible in a full Board meeting. The following is a description of each of these committees:

Audit Committee

The Audit Committee held two meetings in 1999. This Committee currently consists of J. L. Hanes (Chair), J. B. Evans, K. C. Lyall, M. E. Neshek and R. W. Schlutz. The Audit Committee recommends to the Board the appointment of independent auditors; reviews the reports and comments of the independent auditors; reviews the activities and reports of the Company's internal audit staff; and, in response to the reports and comments of both the independent auditors and internal auditors, recommends to the Board any action which the Committee considers appropriate.

Compensation and Personnel Committee

The Compensation and Personnel Committee held three meetings in 1999. This Committee currently consists of A. M. Nemirow (Chair), A. B. Arends, J. D. Pyle and A. R. Weiler. This Committee sets executive compensation policy; administers the Company's Long-Term Equity Incentive Plan; reviews the performance of and approves salaries for officers and certain other management personnel; reviews and recommends to the Board new or changed employee benefit plans; reviews major provisions of negotiated employment contracts; and reviews human resource development programs.

Nominating and Governance Committee

The  Nominating  and  Governance  Committee held three meetings in 1999.
The Nominating and Governance Committee currently consists of R. G. Flowers (Chair), A. B. Arends, J. D. Pyle, R. D. Ray and A. R. Weiler. This Committee's responsibilities include recommending and nominating new members of the Board; recommending committee assignments and committee chairpersons; evaluating overall Board effectiveness; preparing an annual report on Chief Executive Officer effectiveness; and considering and developing recommendations to the Board of Directors on other corporate governance issues. In making recommendations of nominees for election to the Board, the Nominating and Governance Committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write to the Corporate Secretary of the Company, who will forward all recommendations to the Committee. The Company's Bylaws also provide for shareowner nominations of candidates for election as directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to the Corporate Secretary of the Company. The Board of Directors held six meetings during 1999. All directors attended at least 78% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each committee conducts performance evaluations annually to determine its effectiveness and suggests improvements for consideration and implementation. In addition, Mr. Davis' performance as Chief Executive Officer is also evaluated by the full Board on an annual basis.

                        COMPENSATION OF DIRECTORS

No retainer fees are paid to Messrs. Davis, Liu and Stoppelmoor for their service on the Company's Board of Directors. In 1999, all other directors (the "non-employee directors"), each of whom serve on the Boards of the Company, IES, IPC, WP&L and AER, received an annual retainer of $32,800 for service on all five Boards. Travel expenses are paid for each meeting day attended. All non-employee directors were also eligible to receive a 25 percent matching contribution in AEC common stock for limited optional cash purchases, up to $10,000, of AEC's common stock through AEC's Shareowner Direct Plan. Matching contributions of $2,500 each for calendar year 1999 were made for the following directors: A. B. Arends, R. G. Flowers, J. L. Hanes,
K. C. Lyall,  A. M. Nemirow,  M. E. Neshek,  J. D. Pyle,  R. D. Ray  and
R. W. Schlutz. Beginning in 2000, the annual retainer for each non-employee director has been increased to $45,000 for service on all five Boards. Of that amount, $25,000 will be paid in cash and $20,000 will be paid in AEC's common stock. The directors have the option to receive each amount outright (in cash and stock), to have each amount deposited to their Shareowner Direct Plan account or to a directors' Deferred Compensation Account or any combination thereof. Effective April 21, 2000, Mr. Liu will retire as an employee of AEC and will be eligible to receive this annual retainer.

Director's Deferred Compensation Plan

Under the Directors' Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to a Deferred Compensation Interest Account earn interest at a rate which is equal to the greater of the prime rate as reported in The Wall Street Journal, provided that in no event shall the rate of interest credited for any plan year be greater than 12% or less than 6%. The balance credited to a director's Deferred Compensation Interest Account as of any date will be the accumulated deferred cash compensation and interest that are credited to such account as of such date. Amounts deposited to an AEC Stock Account, whether they be the cash portion or the stock portion of the directors' compensation, will earn dividends and those dividends will be reinvested. Annually, the director may elect that, upon retirement or resignation from the Board, the Deferred Compensation Account will be paid in a lump sum or in annual installments for up to 10 years.

Director's Charitable Award Program

AEC maintains a Director's Charitable Award Program for the members of its Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions, and to enhance the Company's director benefit program so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, the Company and/or AEC will donate a total of $500,000 to one qualified charitable organization, or divide that amount among a maximum of four qualified charitable organizations, selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company or AEC, and the donations are funded by the Company or AEC through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company's cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company or AEC.

Director's Life Insurance Program

AEC maintains a split-dollar Director's Life Insurance Program for non-employee directors, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to AEC to reimburse AEC for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to AEC. The imputed income allocations reported for each director in 1999 under the Director's Life Insurance Program were as follows: A. B. Arends--$306,
R. G. Flowers--$442,        J. L. Hanes--$485,        K. C. Lyall--$391,
A. M. Nemirow--$56,    M. E. Neshek--$989,    J. R. Newman--$689,    and
J. D. Pyle--$91, R. D. Ray--$746 and A. R. Weiler--$159.

Pension Arrangements

Prior to the Merger, Mr. Liu participated in the IES Industries retirement plan, which plan was transferred to Alliant Energy Corporate Services, Inc., a subsidiary of AEC ("Alliant Energy Corporate Services") in connection with the Merger. Mr. Liu's benefits under the plan have been "grandfathered" to reflect the benefit plan formula in effect at the time of the Merger. See "Retirement and Employee Benefit Plans--IES Industries Pension Plan."

Alliant Energy Corporate Services also maintains a non-qualified Supplemental Retirement Plan ("SRP") for eligible former officers of IES Industries who elected to remain under this plan following the Merger. Mr. Liu participates in the SRP. The SRP generally provides for payment of supplemental retirement benefits equal to 75% of the officer's base salary in effect at the date of retirement, reduced by benefits receivable under the qualified retirement plan, for a period not to exceed 15 years following the date of retirement. The SRP also provides for certain death benefits to be paid to the officer's designated beneficiary and benefits if an officer becomes disabled under the terms of the qualified retirement plan.

Certain Agreements

Mr. Liu has an employment agreement with AEC, pursuant to which Mr. Liu will serve as Chairman of the Board of AEC until April 21, 2000. Mr. Liu will thereafter retire as Chairman of the Board of AEC, although he will continue to serve as a director. Mr. Liu's employment agreement provides that he receive an annual base salary of not less than $400,000, and supplemental retirement benefits and the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) in amounts no less than he was eligible to receive from IES Industries before the effective time of the Merger. If the employment of Mr. Liu is terminated without cause (as defined in the employment agreement) or if Mr. Liu terminates his employment for good reason (as defined in the employment agreement), then AEC or its affiliates will continue to provide the compensation and benefits called for by the employment agreement through the end of the term of such employment agreement (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If Mr. Liu dies or becomes disabled, or terminates his employment without good reason, during the term of his respective employment agreement, then AEC or its affiliates will pay to Mr. Liu or his beneficiaries or estate all compensation earned through the date of death, disability or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If Mr. Liu is terminated for cause, then AEC or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. However, if any payments to Mr. Liu under his employment agreement or otherwise are subject to the excise tax on excess parachute payments under the Internal Revenue Code of 1986, as amended (the "Code"), then the total payments to be made under Mr. Liu's employment agreement will be reduced so that the value of these payments he is entitled to receive is $1 less than the amount that would subject Mr. Liu to the 20% excise tax imposed by the Code on certain excess payments, or which AEC may pay without loss of deduction under the Code.

Mr. Stoppelmoor entered into a three-year consulting arrangement with AEC in connection with the Merger. Under the terms of his consulting arrangement, Mr. Stoppelmoor receives an annual fee of $324,500 during each of the first two years and a fee of $200,000 during the third year of the consulting period. Mr. Stoppelmoor is also entitled to participate in compensation plans equivalent to those provided AEC's Chairman of the Board and Chief Executive Officer during the consulting period, subject to approval by the Compensation and Personnel Committee of the Board. Although Mr. Stoppelmoor is eligible to participate in the Directors Charitable Award Program and the Directors Life Insurance Program as a result of his service as Vice Chairman of the Board of Directors, his consulting arrangement provides that he will not be eligible to receive any other compensation otherwise payable to directors of AEC.

                     OWNERSHIP OF VOTING SECURITIES

All of the common stock of the Company is held by AEC. Listed in the following table are the number of shares of AEC's common stock beneficially owned by the executive officers listed in the Summary
Compensation Table and all nominees and directors of AEC and the Company, as well as the number of shares owned by directors and executive officers as a group as of December 31, 1999. The directors and executive officers of AEC and the Company as a group owned less than one percent of the outstanding shares of AEC common stock on that date. To the Company's knowledge, no shareowner beneficially owned five percent or more of AEC's outstanding common stock as of December 31, 1999.

                                                                 SHARES
                                                              BENEFICIALLY
NAME OF BENEFICIAL OWNER                                        OWNED(1)
------------------------                                     --------------

Executives(2)
   William D. Harvey........................................    51,358(3)
   Eliot G. Protsch.........................................    50,223(3)
   Thomas M. Walker.........................................    14,597(3)
   Pamela J. Wegner.........................................    30,685(3)
Director Nominees
   Erroll B. Davis, Jr......................................   113,022(3)
   Lee Liu..................................................    89,197(3)
   Milton E. Neshek.........................................    13,035
   Robert W. Schlutz........................................     4,935
   Wayne H. Stoppelmoor.....................................    33,423(3)
Continuing Directors
   Alan B. Arends...........................................     2,664
   Jack B. Evans............................................    30,388(3)
   Rockne G. Flowers........................................    12,810
   Joyce L. Hanes...........................................     4,174(3)
   Katharine C. Lyall.......................................     9,134
   Arnold M. Nemirow........................................    12,339
   Judith D. Pyle...........................................     7,128
   Anthony R. Weiler........................................     5,100(3)
All Executives and Directors as a Group
   32 people, including those listed above..................   721,821(3)

(1) Total shares of AEC common stock outstanding as of December 31, 1999 were 78,984,014.

(2)   Stock ownership of Mr. Davis is shown with director nominees.

(3) Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers:
      Mr. Harvey   --2,035,    Mr. Protsch   --614,    Mr. Davis--6,380,
      Mr. Evans--388,       Ms. Hanes--473,      Mr. Liu--9,755      and
      Mr. Weiler--1,148; and stock options exercisable on or within 60 days of December 31, 1999: Mr. Davis--89,887, Mr. Liu--34,750,
      Mr. Stoppelmoor--27,156, Mr. Harvey--27,744, Mr. Protsch--27,744, Mr. Walker--13,071 and Ms. Wegner--18,036 (all executive officers and directors as a group--389,977).

None of the directors or officers of the Company own any shares of the Company's preferred stock. The following table sets forth certain information regarding the beneficial ownership of the Company's preferred stock by each person known to the Company to own more than five percent of any class of the Company's preferred stock as of December 31, 1999.

                                                  Shares of
                                               6.2% Preferred
                                                    Stock
                                                Beneficially   Percent of
Name of Beneficial Owner                            Owned        Class
-----------------------                        --------------  -----------

Wellington Management Company, LLP
755 State Street
Boston, Massachusetts 02109                       18,500(1)      12.33%

(1)   As reported to the Securities and Exchange Commission.

                   COMPENSATION OF EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth the total compensation paid by AEC, the Company and AEC's subsidiaries for all services rendered during 1999, 1998 and 1997 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who performed policy making functions for the Company.

                                                  SUMMARY COMPENSATION TABLE

                                           Annual Compensation                 Long-Term Compensation
                                 -------------------------------------  -----------------------------------
                                                                               Awards              Payouts
                                                                        ------------------------   --------
                                                                                     Securities
                                                                                     Underlying
                                                             Other      Restricted     Options/
Name and                           Base                     Annual        Stock         SARs        LTIP        All Other
Principal Position       Year     Salary     Bonus(1)   Compensation(2) Awards(3)    (Shares)(4)   Payouts   Compensation(5)
----------------------------------------------------------------------------------------------------------------------------
Erroll B. Davis, Jr.     1999    $580,000    $440,220       $12,526           --        77,657     $84,870       $60,188
Chief Executive          1998     540,000          --        13,045           --        36,752          --        57,996
Officer                  1997     450,000     200,800        19,982           --        13,800          --        60,261

William D. Harvey        1999     254,423     116,535         4,565     $255,004        17,071      31,365        44,005
President                1998     233,846          --         4,699           --        11,406          --        28,642
                         1997     220,000      43,986        14,944           --         5,100          --        33,043

Eliot G. Protsch         1999     254,423     152,898         1,909      255,004        17,071      31,365        32,941
Executive                1998     233,846          --         2,443           --        11,406          --        20,398
Vice President           1997     220,000      51,400        11,444           --         5,100          --        30,057

Thomas M. Walker         1999     244,808     148,960            --           --        16,402          --        13,531
Executive Vice           1998     229,846          --           814           --        11,406          --        13,263
President & Chief        1997     230,000      62,100        38,138           --            --          --         2,367
Financial Officer

Pamela J. Wegner         1999     244,615     145,187         2,569      245,017        16,402      19,373        31,568
Executive Vice           1998     193,001          --         2,689           --         6,178          --        17,959
President                1997     160,000      26,216         3,498           --         3,150          --        15,579


(1) No bonuses were paid for 1998. The 1999 bonuses were earned in 1999 and paid in 2000.

(2)   Other  Annual   Compensation  for  1999  consists  of  income  tax
      gross-ups for reverse split-dollar life insurance.

(3) In 1999, restricted stock was awarded under the Alliant Energy Corporation Long-Term Equity Incentive Plan as follows:
      Mr. Harvey--9,294 shares, Mr. Protsch--9,294 shares and Ms. Wegner--8,930 shares. Dividends on shares of restricted stock granted under the Long-Term Equity Incentive Plan are held in escrow and reinvested in shares of common stock pending vesting of the underlying restricted stock. In the event that such restricted stock vests, the participant is then also entitled to receive the common stock into which the dividends on the restricted stock were reinvested. The amounts shown in the table above represent the market value of the restricted stock on the date of grant. The number of shares of restricted stock held by the officers identified in the table and the market value of such shares as of December 31, 1999 were as follows: Mr. Harvey -- 9,294 shares ($255,585), Mr. Protsch -- 9,294 shares ($255,585)
      and Ms. Wegner -- 8,930 shares ($245,575).

(4) Awards made in 1999 were in combination with performance share awards as described in the table entitled "Long-Term Incentive Awards in 1999".

(5)   The  table  below  shows  the   components  of  the   compensation
      reflected under this column for 1999:

          Erroll B. Davis, Jr.       William D. Harvey        Eliot G. Protsch         Thomas M. Walker       Pamela J. Wegner
          --------------------      -------------------      ------------------       ------------------     ------------------
A.             $17,400                     $7,633                   $7,633                  $4,800               $7,338
B.               7,000                      7,000                        0                   7,000                1,370
C.              22,207                      9,467                    8,640                       0                6,013
D.              13,581                      5,721                    2,484                       0                3,219
E.                   0                          0                        0                   1,351                    0
F.                   0                     14,184                   14,184                     380               13,628
Total          $60,188                    $44,005                  $32,941                 $13,531              $31,568


A.    Matching  contributions  to 401(k) Plan and Deferred  Compensation
      Plan

B.    Financial counseling benefit

C. Split-dollar life insurance reportable income (the split dollar insurance premiums are calculated using the "foregone interest" method)

D.    Reverse split-dollar life insurance

E.    Life insurance coverage in excess of $50,000

F.    Dividends on restricted stock

                              STOCK OPTIONS

      The following table sets forth certain information concerning options granted during 1999 to the executives named below:


                    STOCK OPTIONS/SAR GRANTS IN 1999
                    --------------------------------

                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                                     Annual Rates
                                                                                                of Stock Appreciation for
                                                Individual Grants                                    Option Term(2)
                            ---------------------------------------------------------       --------------------------------
                              Number of     % of Total
                             Securities    Options/SARs
                             Underlying     Granted to      Exercise or
                            Options/SARs   Employees in     Base Price    Expiration
Name                         Granted(1)     Fiscal Year      ($/Share)       Date              5%                 10%
-------------------------------------------------------------------------------------       --------------------------------
Erroll B. Davis, Jr.             77,657         9.4%          $29.875         6/1/09       $1,459,175         $3,698,026
William D. Harvey                17,071         2.1%           29.875         6/1/09          320,764            812,921
Eliot G. Protsch                 17,071         2.1%           29.875         6/1/09          320,764            812,921
Thomas M. Walker                 16,402         2.0%           29.875         6/1/09          308,194            781,063
Pamela J. Wegner                 16,402         2.0%           29.875         6/1/09          308,194            781,063


(1) Consists of non-qualified stock options to purchase shares of AEC common stock granted pursuant to AEC's Long-Term Equity Incentive Plan. Options were granted on June 1, 1999, and will fully vest on January 1, 2002. Upon a "change in control" of AEC as defined in the Plan or upon retirement, disability or death of the option holder, these options will become immediately exercisable.

(2) The hypothetical potential appreciation shown for the named executives is required by rules of the Securities and Exchange Commission ("SEC"). The amounts shown do not represent the historical or expected future performance of AEC's common stock. In order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of AEC's common stock would be $48.67 and $77.50, respectively, as of the expiration date of the options.

      The following table provides information for the executives named below regarding the number and value of exercisable and unexercised options. None of the executives exercised options in fiscal 1999.


                                                    OPTION/SAR VALUES AT DECEMBER 31, 1999
                                                   --------------------------------------

                                     Number of Securities
                                    Underlying Unexercised                      Value of Unexercised
                                       Options/SARs at                       In-the-Money Options/SARs
                                       Fiscal Year End                            at Year End(1)
                            --------------------------------------     ------------------------------------
Name                        Exercisable            Unexercisable           Exercisable       Unexercisable
-----------------------------------------------------------------------------------------------------------
Erroll B. Davis, Jr.           37,951                115,958                  0                    0
William D. Harvey              13,152                 29,775                  0                    0
Eliot G. Protsch               13,152                 29,775                  0                    0
Thomas M. Walker                3,802                 24,006                  0                    0
Pamela J. Wegner                7,359                 23,671                  0                    0


(1) Based on the closing per share price on December 31, 1999 of AEC common stock of $27.50. Because the price per share on December 31, 1999 was less than the option price for all of the outstanding options, no options are considered in-the-money.

Long-Term   Incentive   Awards--The   following   table   provides
information   concerning   long-term   incentive   awards  made  to  the
executives named below in 1999.

                   LONG-TERM INCENTIVE AWARDS IN 1999
                   ----------------------------------

                                                                                    Estimated Future Payouts Under
                                                                                       Non-Stock Price-Based Plans
                                                                              -------------------------------------------
                                 Number of              Performance or
                               Shares, Units             Other Period
                              or Other Rights          Until Maturation       Threshold         Target          Maximum
Name                              (#)(1)                   or Payout             (#)              (#)             (#)
-------------------------------------------------------------------------------------------------------------------------
Erroll B. Davis, Jr.              11,649                     1/1/02             5,824           11,649          23,298
William D. Harvey                  2,987                     1/1/02             1,493            2,987           5,974
Eliot G. Protsch                   2,987                     1/1/02             1,493            2,987           5,974
Thomas M. Walker                   2,870                     1/1/02             1,435            2,870           5,740
Pamela J. Wegner                   2,870                     1/1/02             1,435            2,870           5,740


(1) Consists of performance shares awarded under AEC's Long-Term Equity Incentive Plan. These performance shares will vest based on achievement of specified Total Shareholder Return (TSR) levels as compared with an investor-owned utility peer group over the period ending January 1, 2002. Payouts will be made on a one-for-one basis in shares of AEC common stock or cash, subject to modification pursuant to a performance multiplier which ranges from 0 to 2.00.

                   CERTAIN AGREEMENTS AND TRANSACTIONS

Mr. Davis has an employment agreement with AEC, pursuant to which Mr. Davis will serve as the Chief Executive Officer of AEC until April 21, 2003. Mr. Davis will also begin serving as the Chairman of AEC effective April 21, 2000. Following the expiration of the initial term of Mr. Davis' employment agreement, his agreement will automatically renew for successive one-year terms, unless either Mr. Davis or AEC gives prior written notice of his or its intent to terminate the agreement. Mr. Davis will also serve as Chief Executive Officer of each subsidiary of AEC until at least April 21, 2001 and as a director of such companies during the term of his employment agreement. Pursuant to Mr. Davis' employment agreement, he is paid an annual base salary of not less than $450,000. Mr. Davis also has the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) in amounts no less than he was eligible to receive before the effective time of the Merger, as well as supplemental retirement benefits (including continued participation in the WP&L Executive Tenure Compensation Plan) in an amount no less than he was eligible to receive before the effective time of the Merger, and life insurance providing a death benefit of three times his annual salary. If the employment of Mr. Davis is terminated without cause (as defined in the employment agreement) or if Mr. Davis terminates his employment for good reason (as defined in the employment agreement), AEC or its affiliates will continue to provide the compensation and benefits called for by the employment agreement through the end of the term of such employment agreement (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If Mr. Davis dies or becomes disabled, or terminates his employment without good reason, during the term of his respective employment agreement, AEC or its affiliates will pay to Mr. Davis or his beneficiaries or estate all compensation earned through the date of death, disability or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If Mr. Davis is terminated for cause, AEC or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. Under Mr. Davis' employment agreement, if any payments thereunder constitute an excess parachute payment under the Code, AEC will pay to Mr. Davis the amount necessary to offset the excise tax and any applicable taxes on this additional payment.

AEC currently has in effect key executive employment and severance agreements (the "KEESAs") with certain executive officers of AEC
(including Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner). The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within five years after a change in control of AEC (as defined in the KEESAs), the officer's employment is ended through (i) termination by AEC, other than by reason of death or disability or for cause (as defined in the KEESAs), or (ii) termination by the officer due to a breach of the agreement by AEC or a significant change in the officer's responsibilities, or (iii) in the case of Mr. Davis' agreement, termination by Mr. Davis following the first anniversary of the change of control. The benefits provided are (i) a cash termination payment of two or three times (depending on which executive is involved) the sum of the officer's annual salary and his or her average annual bonus during the three years before the termination and (ii) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. Each KEESA for executive officers below the level of Executive Vice President provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which AEC may pay without loss of deduction under the Code. The KEESAs for the Chief Executive Officer and the Executive Vice Presidents (including Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner) provide that if any payments thereunder or otherwise constitute an excess parachute payment, AEC will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment. Mr. Davis' employment agreement as described above limits benefits paid thereunder to the extent that duplicate payments would be provided to him under his KEESA.

                  RETIREMENT AND EMPLOYEE BENEFIT PLANS

Alliant Energy Corporate Services Retirement Plans

Salaried employees (including officers) of the Company are eligible to participate in a Retirement Plan maintained by Alliant Energy Corporate Services. In 1998, the Retirement Plan was amended to implement a cash balance format, thereby changing the benefit calculation formulas and adding a lump sum distribution option for eligible participants. The Alliant Energy Cash Balance Pension Plan (the "Plan") bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Plan as of August l, 1998, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1997, under the Plan's benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for a Social Security offset. In addition, individuals participating in the Plan as of August 1, 1998 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and base pay.

For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus a share of the gain on the investment return on assets in the trust investment for the year.

The life annuity payable under the Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Plan on August 1, 1998 are in no event to receive any less than what would have been provided under the prior formula, had it continued, if they terminate on or before August 1, 2008, and do not elect to commence benefits before the age of 55.

All of the individuals listed in the Summary Compensation Table who participate in the Plan (Messrs. Davis, Harvey, Protsch and Ms. Wegner) are "grandfathered" under the prior plans benefit formula. Since their estimated benefits under that formula are higher than under the Plan formula, utilizing current assumptions, their benefits would currently be determined by the prior plan benefit formula. Contributions to the "grandfathered" plan are determined actuarially, computed on a straight-life annuity basis, and cannot be readily calculated as applied to any individual participant or small group of participants. For purposes of the Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the foregoing Summary Compensation Table. Plan benefits depend upon length of Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Plan) and are reduced by up to 50 percent of Social Security benefits. Credited years of service under the Plan for covered persons named in the foregoing Summary Compensation Table are as follows: Erroll B. Davis, Jr., 20 years; Eliot G. Protsch, 20 years; William D. Harvey, 12 years; and Pamela J. Wegner, 5 years. Assuming retirement at age 65, a Plan participant (in conjunction with the Unfunded Excess Plan described below) would be eligible at retirement for a maximum annual retirement benefit as follows:

                                                        Retirement Plan Table


Average                                      Annual Benefit After Specified Years in Plan*
Annual               --------------------------------------------------------------------------------------------------
Compensation             5              10                  15                  20             25                   30
-----------------------------------------------------------------------------------------------------------------------
$125,000              $10,085         $20,171              $30,256            $40,341         $50,427            $60,512
 150,000               12,377          24,754               37,131             49,508          61,885             74,262
 200,000               16,960          33,921               50,881             67,841          84,802            101,762
 250,000               21,544          43,087               64,631             86,175         107,718            129,262
 300,000               26,127          52,254               78,381            104,508         130,635            156,762
 350,000               30,710          61,421               92,131            122,841         153,552            184,262
 400,000               35,294          70,587              105,881            141,175         176,468            211,762
 450,000               39,877          79,754              119,631            159,508         199,385            239,262
 475,000               42,169          84,337              126,506            168,675         210,843            253,012
 500,000               44,460          88,921              133,381            177,841         222,302            266,762
 525,000               46,752          93,504              140,256            187,008         233,760            280,512
 550,000               49,044          98,087              147,131            196,175         245,218            294,262
 600,000               53,627         107,254              160,881            214,508         268,135            321,762
 650,000               58,210         116,421              174,631            232,841         291,052            349,262
 700,000               62,794         125,587              188,381            251,175         313,968            376,762



* Average annual compensation is based upon the average of the highest 36 consecutive months of compensation. The Plan benefits shown above are net of estimated Social Security benefits and do not reflect any deductions for other amounts. The annual
      retirement   benefits  payable  are  subject  to  certain  maximum
      limitations (in general, average annual compensation cannot exceed $160,000 for 1999) under the Code. Amounts that would not otherwise be payable under the Plan due to this limit are payable under the Unfunded Excess Plan described below. Under the Plan, if a Plan participant dies prior to retirement, the designated survivor of the participant is entitled to a monthly income benefit equal to approximately 50 percent of the monthly retirement benefit which would have been payable to the participant under the Plan.

IES Industries Pension Plan

Prior to the Merger, Mr. Walker participated in the IES Industries retirement plan (which plan was transferred to Alliant Energy Corporate Services in connection with the Merger). Plan benefits payable to Mr. Walker have been "grandfathered" to reflect the benefit plan formula in effect at the time of the Merger. Mr. Walker has three years of credited service under this plan. Maximum annual benefits payable at age 65 to participants who retire at age 65, calculated on the basis of straight life annuity, are illustrated in the following table.

                           Pension Plan Table


Average of Highest Annual         Estimated Maximum Annual Retirement
Salary (Remuneration)              Benefits Based on Years of Service
For Three Consecutive        --------------------------------------------
Years Out of the Last Ten      15        20       25       30       35
-------------------------------------------------------------------------

       125,000               26,583   35,444    44,305   53,166   62,027
       150,000               32,395   43,194    54,992   64,791   75,590
       200,000               44,020   58,694    73,368   88,041  102,715
       225,000               49,618   66,156    82,696   99,235  115,774
       250,000               50,757   67,676    84,595  101,514  118,433
       300,000               50,757   67,676    84,595  101,514  118,433
       400,000               50,757   67,676    84,595  101,514  118,433

Unfunded Excess Plan--Alliant Energy Corporate Services maintains an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee's retirement benefits exceed the qualified plan limits. The Unfunded Excess Plan provides an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Unfunded Executive Tenure Compensation Plan--Alliant Energy Corporate Services maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for key executives to remain in the service of the Company by providing additional compensation which is payable only if the executive remains with the Company until retirement (or other termination if approved by the Board of Directors). In the case of the Chief Executive Officer only, in the event that the Chief Executive Officer (1) is terminated under his employment agreement with AEC as described above other than for cause, death or disability (as those terms are defined in the employment agreement), (2) terminates his employment under the employment agreement for good reason (as such term is defined in the employment agreement), or (3) is terminated as a result of a failure of the employment agreement to be renewed automatically pursuant to its terms (regardless of the reason for such non-renewal), then for purposes of the plan, the Chief Executive Officer shall be deemed to have retired at age 65 and shall be entitled to benefits under the plan. Participants in the plan must be designated by the Chief Executive Officer of the Company and approved by its Board of Directors. Mr. Davis was the only active participant in the plan as of December 31, 1999. The plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25 percent of the participant's highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant's beneficiary will receive monthly payments equal to 50 percent of such amount for 120 months in the case of death before retirement, or if the participant dies after retirement, 50 percent of such amount for the balance of the 120 months. Annual benefits of $145,000 would be payable to Mr. Davis upon retirement, assuming he continues in Alliant Energy Corporate Services' service until retirement at the same salary as was in effect on December 31, 1999.

Alliant Energy Corporate Services
Supplemental Executive Retirement Plan

The Company maintains an unfunded Supplemental Executive Retirement Plan to provide incentive for key executives to remain in the service of the Company by providing additional compensation which is payable only if the executive remains with the Company until retirement, disability or death. Participants in the plan must be approved by the Compensation and Personnel Committee of the Board. The plan provides for payments of 60% of the participant's average annual earnings (base salary and bonus) for the highest paid three years out of the last ten years of the participant's employment reduced by the sum of benefits payable to the officer from the officer's defined benefit plan. The normal retirement date under the plan is age 62 with at least ten years of service and early retirement is at age 55 with at least ten years of service. If a participant retires prior to age 62, the 60% payment under the plan is reduced by 3% per year for each year the participant's retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for senior officers who have attained age 55 and have a minimum of ten years of service in a senior executive position with the Company. Benefit payments under the plan will be made for the lifetime of the senior officer, with a minimum of 12 years of payments if the participant dies after retirement. A postretirement death benefit of one times the senior executive officer's final average earnings at the time of retirement will be paid to the designated beneficiary. Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner are participants in this plan. The following table shows payments under the plan, assuming a minimum of 10 years of service at retirement age.

              Supplemental Executive Retirement Plan Table

   Average
Compensation                          <10 Years             >10 Years*
----------------------------------------------------------------------

$ 125,000                                $0                 $ 75,000
  150,000                                 0                   90,000
  200,000                                 0                  120,000
  250,000                                 0                  150,000
  300,000                                 0                  180,000
  350,000                                 0                  210,000
  400,000                                 0                  240,000
  450,000                                 0                  270,000
  500,000                                 0                  300,000
  550,000                                 0                  330,000
  600,000                                 0                  360,000
  650,000                                 0                  390,000
  700,000                                 0                  420,000
  750,000                                 0                  450,000

* Reduced by the sum of the benefit payable from the applicable defined benefit plan.

Key Employee Deferred Compensation Plan--The Company maintains an unfunded Key Employee Deferred Compensation Plan under which participants may defer up to 100% of base salary or incentive compensation. The Company matches up to 50% of the employee deferral
(plus 401(k) contributions up to 6% of pay, less 401(k) matching contributions). The deferrals and matching contributions received an annual return to the A-utility bond rate with a minimum return no less than the prime interest rate published in the Wall Street Journal. Payments from the plan may be made in lump sums or installments at the election of the participant. Participants are selected by the Chief Executive Officer of Alliant Energy Corporate Services. Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner participate in the Plan.

           REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
                        ON EXECUTIVE COMPENSATION

To Our Shareowners:

The Compensation and Personnel Committee (the "Committee") of the Board of Directors of the Company is currently comprised of four non-employee directors (the same directors that comprise the AEC Compensation and Personnel Committee). The following is a report prepared by these directors with respect to compensation paid by AEC, the Company and AEC's other subsidiaries. The Committee assesses the effectiveness and competitiveness of, approves the design of, and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. To support the Committee in carrying out its mission, an independent consultant is engaged to provide assistance to the Committee.

The Committee is committed to implementing a total compensation program for executives that furthers the Company's mission. Therefore, the Committee adheres to the following compensation policies, which are intended to facilitate the achievement of the Company's business strategies.

      - Total compensation should enhance the Company's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

      - Base salary levels should be targeted at a competitive market range paid to executives of comparable companies. Specifically, the Committee targets the median (50th percentile) of equally weighted data from utility and general industry companies.

      - Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined Company, subsidiary, business unit and individual performance goals. In addition, incentive levels are targeted at the median (50th percentile) of equally weighted data from utility and general industry companies.

Components of Compensation

The major elements of the Company's executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In setting the level for each major component of compensation, the Committee considers all elements of an executive's total compensation package, including employee benefit and perquisite programs. The Committee's goal is to provide an overall compensation package for each executive officer that is competitive to the packages offered other executives. The Committee has determined that total executive compensation, including that for Mr. Davis, is in line with competitive salaries of the comparison groups of companies.

Base Salaries

The Committee annually reviews each executive's base salary. Base salaries are targeted at a competitive market range (i.e., at the median level) when comparing both utility and non-utility (general industry) data. Base salaries are adjusted annually by the Committee to recognize changes in the market, varying levels of responsibility, prior experience and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments for a particular salary level, which generally limit across-the-board increases. Individual performance factors are not considered by the Committee in setting base salaries. In 1999, the Committee reviewed executive salaries for market comparability using utility and general industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation-consulting firms. The Committee decided to maintain Mr. Davis' 1999 base salary at the level established in May 1998. The Summary Compensation Table reflects an annual salary of $580,000 effective May 1, 1998 with compensation from January through April 1998 at the previous annual salary of $450,000 annually.

Short-Term Incentives

The goal of the Company's short-term (annual) incentive programs is to promote the Committee's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash or stock based bonuses based on the achievement of corporate, subsidiary, business unit and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Committee on an annual basis reviews and approves the program's performance goals and the relative weight assigned to each goal as well as targeted and maximum award levels. A description of the short-term incentive programs available during 1999 to executive officers follows.

Alliant Energy Corporation Management Incentive Compensation Plan--In 1999, the Alliant Energy Corporation Management Incentive Compensation Plan (the "MICP") covered utility executives and was based on achieving annual targets in corporate performance that included an earnings per share ("EPS") target for the utility businesses, and business unit and individual performance goals. Target and maximum bonus awards under the MICP in 1999 were set at the median of the utility and general industry market levels. Targets were considered by the Committee to be achievable, but required above-average performance from each of the executives. Actual payment of bonuses, as a percentage of annual salary, is determined by the level of performance achieved in each category. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If a pre-determined EPS target is not met, there is no bonus payment associated with the MICP. If the threshold performance for any other performance target is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment for performance above the maximum level. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. Potential MICP awards for eligible executives range from 0 to 90 percent of annual salary. The amounts paid under the MICP to eligible officers included in the Summary Compensation Table are reflected in that table.

In 1999, Mr. Davis was covered by the MICP. Awards for Mr. Davis under the MICP in 1999 were based on corporate and strategic goal achievement in relation to predetermined goals. For each plan year, the Committee determines the performance apportionment for Mr. Davis. In 1999, that apportionment was 70 percent for corporate performance and 30 percent for strategic goal performance. Corporate performance is measured based on a company-wide EPS target established at the beginning of the year.

Strategic goals are measured based on the achievement of certain specific goals, which included strategy development and implementation, established for Mr. Davis by the Committee. The 1999 MICP award range for Mr. Davis was from 0 to 120 percent of annual salary. Bonuses under the MICP are earned and calculated in a manner similar to that employed by the MICP. The award earned by Mr. Davis under the MICP for 1999 is set forth in the Summary Compensation Table.

Alliant Energy Resources Annual Incentive Plan--The Alliant Energy Resources Annual Incentive Plan for 1999 covered non-utility executives and was based on achieving annual targets in corporate performance (that included an EPS target for the non-utility businesses), business unit performance (that included the contribution to EPS by such business unit) and group, unit and individual performance goals. Target and maximum bonus awards were set at competitive market levels. Targets were considered by the Committee to be achievable, but required above-average performance from each of the executives. Actual payment of bonuses, as a percentage of annual salary, is determined by the level of performance achieved in each category. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If the business unit's EPS contribution to corporate is below the threshold level, there is no bonus payment associated with the plan. If the threshold performance for any other performance target is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached for any other performance target, there is no additional payment for performance above the maximum level. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. Potential Alliant Energy Resources Annual Incentive Plan awards for executives range from 0 to 60 percent of annual salary. The amounts paid under the Alliant Energy Resources Annual Incentive Plan to eligible officers included in the Summary Compensation Table are reflected in that table.

Long-Term Incentives

The Committee strongly believes compensation for executives should include long-term, at-risk pay to strengthen the alignment of the interests of the shareowners and management. In this regard, the Alliant Energy Corporation Long-Term Equity Incentive Plan permits grants of stock options, restricted stock and performance unit/shares with respect to AEC's common stock. The Long-Term Equity Incentive Plan is administered by the AEC Compensation and Personnel Committee. The Committee believes the Long-Term Equity Incentive Plan balances the Company's existing compensation programs by emphasizing compensation based on the long-term successful performance of the Company from the perspective of the shareowners of AEC. A description of the long-term incentive programs available during 1999 to executive officers under the Long-Term Equity Incentive Plan is set forth below.

Alliant Energy Corporation Long-Term Incentive Program--The Alliant Energy Corporation Long-Term Incentive Program covered utility executives and consisted of the following components: stock options and performance shares. Stock options provide a reward that is directly tied to the benefit shareowners of AEC receive from increases in the price of AEC's common stock. The payout from the performance shares is based on AEC's three-year total return to shareowners relative to an investor-owned utility peer group. Thus, the two components of the Long-Term Incentive Program (i.e. stock options and performance shares) provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 1999, the AEC Compensation and Personnel Committee made a grant of stock options and performance shares to various executive officers, including Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner. All option grants had per share exercise prices equal to the fair market value of a share of AEC common stock on the date the grants were approved.
Options vest on a one-third basis at the beginning of each calendar year after grant and have a ten-year term from the date of the grant. Executives in the Alliant Energy Corporation Long-Term Equity Incentive Program were also granted performance shares. Performance shares will be paid out in shares of AEC's common stock or cash. The award will be modified by a performance multiplier which ranges from 0 to 2.00 based on the three-year average of AEC's total shareowner return relative to an investor-owned utility peer group.

In determining actual award levels under the Alliant Energy Corporation Long-Term Equity Incentive Program, the AEC Compensation and Personnel Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels (including awards made to Mr. Davis) were based on a competitive analysis of similarly sized utility companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance shares. Award levels were targeted to the median of the range of such awards paid by comparable companies. In addition, the AEC Compensation and Personnel Committee did not consider the amounts of options and performance shares already outstanding or previously granted when making awards for 1999. Mr. Davis' awards in 1999 under this program are shown in the Stock Options/SAR Grants in 1999 Table and the Long-Term Incentive Awards in 1999 Table.

Alliant Energy Resources Long-Term Incentive Program--The Alliant Energy Resources Long-Term Incentive Program covered non-utility executives and consisted of the following components: stock options and performance shares. Stock options provide a reward that is directly tied to the benefit shareowners of AEC receive from increases in the price of AEC's common stock. The payout from the performance shares is contingent upon achievement of specified AER earnings growth. Thus, the two components of the Alliant Energy Resources Long-Term Incentive Program, (i.e. stock options and performance shares) provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. All option grants had a per share exercise price equal to the fair market value of a share of AEC common stock on the date the grants were approved. Options vest on a one-third basis at the beginning of each calendar year and have a ten-year term from the date of the grant. Executives in the Alliant Energy Resources Long-Term Incentive Program were also granted performance shares. Performance shares will be paid out in shares of AEC's common stock or cash. The payment will be modified by a performance multiplier which ranges from 0 to 2.00 based on the AER three-year average growth in EPS contribution to the Company's EPS.

In determining actual award levels, the AEC Compensation and Personnel Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels were based on a competitive analysis of similarly-sized general industry companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance shares. Award levels were targeted to the median of the range of such awards paid by comparable companies. In addition, the AEC Compensation and Personnel Committee did not consider the amounts of options and performance units already outstanding or previously granted when making awards for 1999.

Special Restricted Stock Awards in 1999

To provide selected executives of AEC with severance arrangements with generally comparable terms relating to any future change in control of AEC, AEC in 1999 offered new key executive employment and severance agreements (the "New KEESAs") to such executive officers of AEC (including Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner). To receive a New KEESA, each executive officer (other than Mr. Davis) was required to cancel existing rights under his or her prior key executive employment and severance agreement in exchange for a grant of restricted stock. Mr. Davis did not receive a grant of restricted stock in connection with the cancellation of his prior key executive employment and severance agreement. Mr. Walker also did not receive a restricted stock grant because he did not have a prior key executive employment and severance agreement under which the existing rights were cancelled. The grants of restricted stock were valued at one times salary for Executive Vice Presidents of AEC (including Messrs. Harvey, Protsch and Ms. Wegner) and one-half times salary for Vice Presidents of AEC. Subject to certain exceptions, the restricted stock will vest only if the executive remains with AEC for a period of at least three years.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee's commitment to link compensation with performance as described in this report, the Committee currently intends to qualify future compensation paid to the Company's executive officers for deductibility by the Company under
Section 162(m).

Conclusion

The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for the Company's executives. In addition, the Committee believes that the long and short term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.

                                    COMPENSATION AND PERSONNEL COMMITTEE
                                               Arnold M. Nemirow (Chair)
                                                          Alan B. Arends
                                                          Judith D. Pyle
                                                       Anthony R. Weiler

                   SECTION 16(a) BENEFICIAL OWNERSHIP
                          REPORTING COMPLIANCE

The Company's directors, its executive officers and certain other officers are required to report their ownership of AEC's common stock and Company preferred stock and any changes in that ownership to the SEC and the New York Stock Exchange. One report covering one transaction was inadvertently filed late on behalf of William D. Harvey. To the best of the Company's knowledge, all required filings in 1999, with the exception of that one filing, were properly made in a timely fashion. In making the above statements, the Company has relied on the representations of the persons involved and on copies of their reports filed with the SEC.

                                    By Order of the Board of Directors

                                    /S/ Edward M. Gleason
                                    ---------------------
                                    Edward M. Gleason
                                    Vice President -- Treasurer
                                    and Corporate Secretary

                                                              APPENDIX A

                    WISCONSIN POWER AND LIGHT COMPANY

                              ANNUAL REPORT
                  For the Year Ended December 31, 1999

                            TABLE OF CONTENTS

Contents                                                            Page
--------                                                            -----

The Company........................................................ A-4
Selected Financial Data............................................ A-5
Management's  Discussion and Analysis of Financial Condition
  and Results of Operations........................................ A-6
Report of Independent Public Accountants...........................A-25
Consolidated Financial Statements:
    Consolidated Statements of Income and Retained Earnings........A-26
    Consolidated Balance Sheets....................................A-27
    Consolidated Statements of Cash Flows..........................A-29
    Consolidated Statements of Capitalization......................A-30
    Notes to Consolidated Financial Statements.....................A-31
Shareowner Information.............................................A-48
Executive Officers.................................................A-48


                                     -A-1-

                               DEFINITIONS

      Certain abbreviations or acronyms used in the text and notes of this report are defined below:

Abbreviation or Acronym                Definition
-------------------------              -----------

AFUDC................... Allowance for Funds Used During Construction
Alliant Energy.......... Alliant Energy Corporation
ATC..................... American Transmission Company, LLC
Btu..................... British Thermal Unit
Cargill................. Cargill Incorporated
Corporate Services...... Alliant Energy Corporate Services, Inc.
CWIP.................... Construction Work-In-Progress
DAEC.................... Duane Arnold Energy Center
DOE..................... United States Department of Energy
Dth..................... Dekatherm
EDS..................... Electronic Data Systems Corporation
EITF.................... Emerging Issues Task Force
EPA..................... United States Environmental Protection Agency
ERISA................... Employee Retirement Income Security Act of 1974,
                           as amended
FASB.................... Financial Accounting Standards Board
FERC.................... Federal Energy Regulatory Commission
ICC..................... Illinois Commerce Commission
IES..................... IES Industries Inc.
IESU.................... IES Utilities Inc.
International........... Alliant Energy International, Inc.
IPC..................... Interstate Power Company
ISCO.................... Alliant Energy Industrial Services, Inc.
ISO..................... Independent System Operator
Kewaunee................ Kewaunee Nuclear Power Plant
McLeod.................. McLeodUSA Incorporated
MD&A.................... Management's   Discussion   and   Analysis   of
                           Financial Condition and Results of Operations
MG&E.................... Madison Gas & Electric Company
MGP..................... Manufactured Gas Plants
MPUC.................... Minnesota Public Utilities Commission
MW...................... Megawatt
MWH..................... Megawatt-Hour
NEIL.................... Nuclear Electric Insurance Limited
NEPA.................... National Energy Policy Act of 1992
NMC..................... Nuclear Management Company, LLC
NOPR.................... Notice of Proposed Rulemaking
NOx..................... Nitrogen Oxides

                                     -A-2-

Abbreviation or Acronym                Definition
-------------------------              -----------
NRC..................... Nuclear Regulatory Commission
NSP..................... Northern States Power Company
NYMEX................... New York Mercantile Exchange
PCB..................... Polychlorinated Biphenyl
PGA..................... Purchased Gas Adjustment
PRP..................... Potentially Responsible Party
PSCW.................... Public Service Commission of Wisconsin
PUHCA................... Public Utility Holding Company Act of 1935
Resources............... Alliant Energy Resources, Inc.
RTO..................... Regional Transmission Organization
SEC..................... Securities and Exchange Commission
SFAS.................... Statement of Financial Accounting Standards
SkyGen.................. SkyGen Energy LLC
SO2..................... Sulfur Dioxide
South Beloit............ South Beloit Water, Gas and Electric Company
U.S..................... United States
WDNR.................... Wisconsin Department of Natural Resources
WEPCO................... Wisconsin Electric Power Company
WP&L.................... Wisconsin Power and Light Company
WPLH.................... WPL Holdings, Inc.
WPSC.................... Wisconsin Public Service Corporation
WUHCA................... Wisconsin Utility Holding Company Act


                                     -A-3-

WP&L filed a combined Form 10-K for 1999 with the SEC; such document included the filings of WP&L's parent, Alliant Energy, IESU and WP&L. Certain portions of MD&A and the Notes to the Consolidated Financial Statements included in this WP&L Proxy Statement represent excerpts from the combined Form 10-K. As a result, the disclosure included in this WP&L Proxy Statement at times includes information relating to Alliant Energy, IESU, IPC, Resources and/or Corporate Services. All required disclosures for WP&L are included in this proxy statement thus such additional disclosures represent supplemental information.

                               THE COMPANY

Alliant Energy was formed as the result of a three-way merger involving WPLH, IES and IPC that was completed in April 1998. The primary first tier subsidiaries of Alliant Energy include: WP&L, IESU, IPC, Resources and Corporate Services.

WP&L was incorporated in Wisconsin in 1917 as the Eastern Wisconsin Electric Company and is a public utility engaged principally in the generation, transmission, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and the provision of water services in selective markets. Nearly all of WP&L's customers are located in south and central Wisconsin. WP&L operates in municipalities pursuant to permits of indefinite duration which are regulated by Wisconsin law. At December 31, 1999, WP&L supplied electric and gas service to approximately 407,000 and 162,000 customers, respectively. WP&L also has approximately 19,000 water customers. In 1999, 1998 and 1997, WP&L had no single customer for which electric and/or gas sales accounted for 10% or more of WP&L's consolidated revenues. WP&L owns all of the outstanding capital stock of South Beloit, a public utility supplying electric, gas and water service, principally in Winnebago County, Illinois, which was incorporated in 1908. WP&L also owns varying interests in several other subsidiaries and investments which are not material to WP&L's operations.

Electric Operations
As of December 31, 1999, WP&L provided retail electric service to approximately 407,000 electric retail customers, 599 communities and 28 wholesale customers. WP&L's electric utility operations accounted for 83.3% of operating revenues and 89.9% of operating income for the year ended December 31, 1999.

Electric sales are seasonal to some extent with the annual peak normally occurring in the summer months. In 1999, the maximum peak hour demand for WP&L was 2,397 MW and occurred on July 23, 1999.

Gas Operations
As of December 31, 1999, WP&L provided retail natural gas service to approximately 162,000 gas customers in 235 communities. WP&L's utility operations accounted for 16.0% of operating revenues and 8.9% of operating income for the year ended December 31, 1999.

WP&L's gas sales follow a seasonal pattern. There is an annual base load of gas used for cooking, heating and other purposes, with a large heating peak occurring during the winter season.

                                     -A-4-

                         SELECTED FINANCIAL DATA

                                                                       Year Ended December 31,
                                             -----------------------------------------------------------------------------
                                             1999             1998              1997            1996             1995
                                             -----------------------------------------------------------------------------
                                                                           (in thousands)
Operating revenues....................  $     752,505    $     731,448    $      794,717    $     759,275    $     689,672
Earnings available for
  common stock........................         67,520           32,264            67,924           79,175           75,342
Cash dividends declared on
  common stock........................         58,353           58,341            58,343           66,087           56,778
Total assets..........................      1,766,135        1,685,150         1,664,604        1,677,814        1,641,165
Long-term obligations, net............        471,648          471,554           420,414          370,634          375,574


The 1998 financial results reflect the recording of $17 million of pre-tax merger-related charges.



                                     -A-5-

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS

This MD&A  includes  information  relating to Alliant  Energy,  IESU and
WP&L (as well as IPC, Resources and Corporate Services). Where appropriate, information relating to a specific entity has been segregated and labeled as such.

FORWARD-LOOKING STATEMENTS

Statements contained in this report (including MD&A) that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. From time to time, Alliant Energy, IESU or WP&L may make other forward-looking statements within the meaning of the federal securities laws that involve judgments, assumptions and other uncertainties beyond the control of such companies. These forward-looking statements may include, among others, statements concerning revenue and cost trends, cost recovery, cost reduction strategies and anticipated outcomes, pricing strategies, changes in the utility industry, planned capital expenditures, financing needs and availability, statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar comments concerning matters that are not historical facts. Investors and other users of the forward-looking statements are cautioned that such statements are not a guarantee of future performance and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include weather effects on sales and revenues, competitive factors, general economic conditions in the relevant service territory, federal and state regulatory or government actions, including issues associated with the deregulation of the utility industry, unanticipated construction and acquisition expenditures, issues related to stranded costs and the recovery thereof, the operations of Alliant Energy's nuclear facilities, unanticipated costs associated with certain environmental remediation efforts being undertaken by Alliant Energy, unanticipated issues relating to establishing a transmission company, material changes in the value of Alliant Energy's investment in McLeod, technological developments, employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages, political, legal and economic conditions in foreign countries Alliant Energy has investments in and changes in the rate of inflation.

UTILITY INDUSTRY OUTLOOK

As a holding company with significant utility assets, Alliant Energy competes in an ever-changing utility industry. Set forth below is an overview of this evolving marketplace.

Electric energy generation, transmission and distribution are in a period of fundamental change in the manner in which customers obtain, and energy suppliers provide, energy services. As legislative, regulatory, economic and technological changes occur, electric utilities are facing increased numbers of alternative suppliers. Such competitive pressures could result in loss of customers and an incurrence of stranded costs (i.e., assets and other costs rendered unrecoverable as the result of competitive pricing). To the extent stranded costs cannot be recovered from customers, they would be borne by security holders.

                                     -A-6-

Across the nation, approximately half of the states (including Illinois) have passed legislation or issued regulatory rulings granting customers the right to choose their electric energy supplier. Legislation that would allow customers to choose their electric energy supplier is expected to be introduced in Iowa in 2000. At the federal level, a number of proposals to restructure the electric industry are currently under consideration. However, there continues to be a lack of consensus over how restructuring should be implemented and how much control the federal government should have over this process. Until one of the proposals gains significant bipartisan support, there is unlikely to be final federal action to either facilitate or force states to open electricity markets to competition.

WP&L realized 98% of its electric utility revenues in 1999 in Wisconsin and 2% in Illinois. Approximately 84% of the electric revenues in 1999 were regulated by the PSCW or the ICC while the other 16% were regulated by the FERC. WP&L realized 96% of its gas utility revenues in 1999 in Wisconsin and 4% in Illinois.

Federal Regulation
IESU, WP&L and IPC are subject to regulation by the FERC. NEPA addresses several matters designed to promote competition in the electric wholesale power generation market. FERC has issued final rules (FERC Orders 888/888-A and 889/889-A) requiring electric utilities to open their transmission lines to other wholesale buyers and sellers of electricity. In response to FERC Orders 888 and 888-A, Corporate Services, on behalf of IESU, WP&L and IPC, has filed Open Access
Transmission Tariffs that comply with the orders. In response to FERC Orders 889 and 889-A, IESU, WP&L and IPC are participating in a regional Open Access Same-Time Information System.

FERC Order 888 permits utilities to seek recovery of legitimate, prudent and verifiable stranded costs associated with providing open access transmission services. FERC does not have jurisdiction over retail distribution and, consequently, the final FERC rules do not provide for the recovery of stranded costs resulting from retail competition. The various states retain jurisdiction over the question of whether to permit retail competition, the terms of such retail competition, and the recovery of any portion of stranded costs that are ultimately determined to have resulted from retail competition.

In May 1999, FERC issued a NOPR concerning the development of RTOs. The proposed rules outline the requirements for utilities to voluntarily turn over control of their transmission system to a regional entity either by leasing the system to an RTO or by outright divestiture. In December 1999, FERC issued Order 2000 which implemented the proposed rules with minor modifications. FERC's timeline is to have the RTOs in operation by the end of 2001. Alliant Energy is involved with other utilities and industry groups in reviewing Order 2000 and has submitted a joint petition to FERC seeking further clarification of the operating and ownership limitations that will be imposed on the RTOs. Alliant Energy's current plans to contribute its Wisconsin transmission assets to ATC, in exchange for an equity interest, and participate in the Midwest ISO are expected to comply with the provisions of Order 2000.

Alliant  Energy  and  the  utility   subsidiaries   cannot  predict  the
long-term consequences of these rules on their financial condition or results of operations.

State Regulation
Wisconsin
WP&L is subject to regulation by the PSCW. The PSCW's inquiries into the future structure of the natural gas and electric utility industries are ongoing. The stated goal of the PSCW regarding natural gas service

                                     -A-7-
is "to accommodate competition but not create it." The PSCW has followed a measured approach to restructuring the natural gas industry in Wisconsin. The PSCW has determined that customer classes will be deregulated (i.e., the gas utility would no longer have an obligation to procure gas commodity for customers, but would still have a delivery obligation) in a step-wise manner, after each class has been demonstrated to have a sufficient number of gas suppliers available. The short-term goals of the PSCW's electric restructuring process are to ensure reliability of the state's electric system and development of a robust wholesale electric market. The long-term goal is to establish prerequisite safeguards to protect customers prior to allowing retail customer choice. There are no other restructuring working groups currently active in Wisconsin.

In May 1998, the PSCW reactivated Docket No. 05-BU-101 with the objective of examining the degree of separation which should be required as a matter of policy between utility and non-utility activities involving the various state utilities. Final hearings were held in February 2000 and the PSCW ruled that utilities can continue to offer non-utility services to customers and affiliates and that utilities must continue to fully allocate their costs to such non-utility activities.

It is anticipated that there will be legislative proposals introduced in the 2001-2002 legislative session on issues dealing with restructuring of the electric utility industry. It is not possible to predict at this time the scope or the possibility of enactment of such proposals.

"Reliability 2000" legislation was enacted in Wisconsin in 1999. This legislation included, among other items, a relaxation of the non-utility asset limitations included in the WUHCA and the formation of a Wisconsin transmission company for those Wisconsin utility holding companies who elect to take advantage of the new asset cap law. Alliant Energy has agreed to contribute WP&L's transmission assets to the transmission company (American Transmission Company, or ATC) in exchange for an equity interest in ATC. WP&L made several federal and state regulatory filings and commitments in the fourth quarter of 1999 relating to its participation in ATC.

ATC's sole business will be to provide reliable, economic transmission service to all customers in a fair and equitable manner. ATC will plan, construct, operate, maintain and expand transmission facilities it will own to provide for adequate and reliable transmission of power. It will provide comparable service to all customers, including Alliant Energy, and it will support effective competition in energy markets without favoring any market participant. Formation of the company will require federal and state regulatory approvals. ATC will be regulated by FERC for all rate terms and conditions of service. ATC will be a transmission-owning member of the Midwest ISO and will transfer operational control of the transmission systems to the Midwest ISO.

ATC will be a public utility, as defined under Wisconsin law, with a board of directors comprised of one representative from each utility having at least a 10% ownership interest in ATC. Smaller utilities could combine their transmission assets with others to reach the minimum level for board membership. In addition, the shareowners of ATC will select four at-large directors that can not be employed or engaged in energy businesses.

The PSCW has not yet determined the exact scope of the assets that must be transferred to the ATC. Pending the final determination by the PSCW, WP&L estimates it will transfer approximately $150 million in plant assets at net book value to the ATC when it becomes operational in late 2000. Alliant Energy is also reviewing the possible contribution of IESU's and IPC's transmission assets to ATC as well. Alliant Energy estimates the net book value of such plant assets to approximate $220 million. While Alliant Energy will realize its proportionate share of ATC's earnings, it is not yet known what the overall financial impact of Alliant Energy's participation in ATC will be.

                                     -A-8-

Illinois
WP&L and IPC are subject to regulation by the ICC. In December 1997, the State of Illinois passed electric deregulation legislation requiring customer choice of electric suppliers for non-residential customers  with  loads  of  four  MW or  larger  and  for  approximately one-third of all other non-residential customers starting October 1, 1999. All remaining non-residential customers will be eligible for customer choice beginning December 31, 2000 and all residential customers will be eligible for customer choice beginning May 1, 2002. The new legislation is not expected to have a significant impact on Alliant Energy's financial condition or results of operations given the relatively small size of Alliant Energy's Illinois operations. As of December 31, 1999, no eligible Alliant Energy customer had selected another electric supplier.

Accounting Implications
Each of the utilities complies with the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the consolidated statements of income at the time they are reflected in rates. If a portion of the utility subsidiaries' operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructurings or otherwise, a write-down of related regulatory assets and possibly other charges would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, each utility subsidiary would be required to determine any impairment of other assets and write-down any impaired assets to their fair value. The utility subsidiaries believe they currently meet the requirements of SFAS 71 and will continue to monitor and assess this as the various utility industry restructuring initiatives progress.

Positioning for a Competitive Environment
Alliant Energy and its subsidiaries cannot currently predict the long-term consequences of the competitive and restructuring issues described above on their financial condition or results of operations. The major objective is to allow the company to compete successfully in a competitive, deregulated utility industry. The strategy for dealing with these emerging issues includes seeking growth opportunities, forming strategic alliances with other energy-related businesses, continuing to offer quality customer service, initiating ongoing cost reductions and productivity enhancements and developing new products and services.

As competitive forces shape the energy-services industry, energy providers are being challenged to increase growth and profits. Because Alliant Energy expects consumption of electricity and natural gas to grow only modestly within Alliant Energy's domestic utility service territories, Alliant Energy has entered several energy-services markets that it expects will provide opportunities for new sources of growth. Alliant Energy, through its subsidiary Resources, has established new distinct platforms to complement its existing non-regulated investments, which are designed to meet customer needs.

                                     -A-9-

These platforms and existing investments include:

      Investments: Resources' existing investments include an oil and gas production company, a short-line railroad, a barge company, an affordable housing company, various real estate joint ventures and an equity stake in an independent telecommunications provider.

      International: International is a partner in developing, or seeking to develop, energy generation and infrastructure in New Zealand, Australia, China, Mexico and Brazil, markets which have been selected because of their growth potential.

      Industrial Services: ISCO is a provider of energy and environmental services designed to maximize productivity for industrial and large commercial customers. This platform consists of four units:
Energy Planning; Energy Management; Energy Applications, which provides facilities-based and commodities-based energy solutions; and RMT, Inc., an environmental management and engineering firm with offices throughout the U.S. and the United Kingdom.

      Cargill-Alliant: Alliant Energy has an energy-trading joint venture with Cargill that combines the risk-management and commodity trading expertise of Cargill with Alliant Energy's low-cost electricity generation and transmission business experience. Cargill-Alliant officially began operations in 1997 and has an initial term though October 2002. The term automatically renews for successive five-year periods unless either party notifies the other at least one year prior to the then expiring term.

      Mass Markets: Resources is a provider of products and services designed to meet the comfort, security and productivity needs of residential and small commercial customers. Resources currently offers home appliance and furnace warranties and a variety of home energy, safety and security products through its "Power House" catalog. Such products are marketed directly to customers, through the mail with the catalog and over the Internet. Resources expects to continue pursuing opportunities in these markets, which it believes has a growth potential as industry deregulation allows more customers to choose their energy suppliers in an open market.

Alliant Energy believes that each of these platforms provide prospects for growth both individually and collectively as the competitive energy-services marketplace evolves. Alliant Energy expects that these strategies will contribute significantly to its annual earnings growth target of 4-6% from its business operations. Resources is expected to contribute 25% of such earnings within the next 3-5 years.

WP&L RESULTS OF OPERATIONS

Overview
WP&L's earnings available for common stock increased $35.3 million and decreased $35.7 million in 1999 and 1998, respectively. The increased earnings for 1999 were primarily due to $17.3 million of merger-related expenses in 1998, higher electric and natural gas margins, reduced other operation and maintenance expenses and income realized from weather hedges. Such increases were partially offset by increased depreciation and amortization expense (excluding hedge losses in WP&L's nuclear decommissioning trust fund) and higher interest expense. The decreased earnings for 1998 were primarily due to merger-related expenses, higher purchased-power and transmission costs, higher depreciation and amortization expenses, decreased retail natural gas sales largely due to milder weather, higher insurance-related expenses, higher interest expense and a higher effective tax rate. These decreases were partially offset by a 3% increase in retail electric sales volumes, largely due to continued economic growth in the service territory, reduced employee pension and benefit costs and lower costs in 1998 due to merger-related operating efficiencies.

                                     -A-10-

Electric Utility Operations

      Electric margins and MWH sales for WP&L for 1999, 1998 and 1997 were as follows:

                                                Revenues and Costs                                 MWHs Sold
                                                  (in thousands)                                (in thousands)
                              -------------------------------------------------    -----------------------------------------
                                1999        1998         *      1997       **      1999      1998      *      1997       **
                              ----------------------------------------------------------------------------------------------
Residential.................. $213,496    $198,770       7%   $199,633     --      3,111     2,964     5%     2,974      --
Commercial...................  116,947     108,724       8%    107,132      1%     1,980     1,898     4%     1,878      1%
Industrial...................  171,118     162,771       5%    152,073      7%     4,570     4,493     2%     4,256      6%
                               -------     -------           ---------            ------     -----            -----
   Total from ultimate
   customers.................  501,561     470,265       7%    458,838      2%     9,661     9,355     3%     9,108      3%
Sales for resale.............  102,751     128,536     (20%)   160,917    (20%)    3,252     4,492   (28%)    5,824    (23%)
Other........................   22,295      15,903      40%     14,388     11%        54        59    (8%)       60     (2%)
                               -------     -------             -------            ------     -----           ------
   Total revenues............  626,607     614,704       2%    634,143     (3%)   12,967    13,906    (7%)   14,992     (7%)
                                                                                  ======    ======           =======
Electric production fuels
   expense...................  110,521     120,485      (8%)   116,812      3%
Purchased power expense......  107,598     113,936      (6%)   125,438     (9%)
                               -------     -------            --------
   Margin.................... $408,488    $380,283       7%   $391,893     (3%)
                              ========    ========            ========



*     Reflects the % change from 1998 to 1999.

**    Reflects the % change from 1997 to 1998.

Electric   margin   increased   $28.2 million,   or  7%,  and  decreased
$11.6 million, or 3%, during 1999 and 1998, respectively. The 1999 increase was primarily due to separate $15 million annual rate adjustments implemented at WP&L in July 1998 and March 1999 to recover higher purchased-power and transmission costs. An increase in retail sales of 3% due to more favorable weather and economic growth within WP&L's service territory also contributed to the increase. Partially offsetting the 1999 increase were lower sales to off-system and wholesale customers due to transmission constraints and decreased contractual commitments and $3.2 million of revenues collected in 1998 for a surcharge related to Kewaunee.

The 1998 decline in margin was due to regulatory lag associated with rate recovery of higher purchased-power and transmission costs, a rate decrease of 2.4% implemented in April 1997 and lower off-system sales income. These items were partially offset by WP&L's reliance on more costly purchased-power in the first six months of 1997 due to various power plant outages, particularly Kewaunee, and a 3% increase in retail sales.

                                     -A-11-

Gas Utility Operations

      Gas margins and Dth sales for WP&L for 1999, 1998 and 1997 were as follows:

                                               Revenues and Costs                                Dekatherms Sold
                                                 (in thousands)                                  (in thousands)
                              ------------------------------------------------    -------------------------------------------
                                1999        1998         *      1997       **      1999      1998      *      1997     **
                              ----------------------------------------------------------------------------------------------
Residential.................. $ 69,662    $ 65,173       7%   $ 84,513    (23%)   12,070    10,936    10%    12,770    (14%)
Commercial...................   35,570      33,898       5%     45,456    (25%)    7,771     7,285     7%     8,592    (15%)
Industrial...................    6,077       5,896       3%      8,378    (30%)    1,520     1,422     7%     1,714    (17%)
Transportation/other.........    9,461       6,770      40%     17,536    (61%)   13,237    12,948     2%    17,595    (26%)
                               -------    --------            --------          --------   -------           -------
   Total revenues............  120,770     111,737       8%    155,883    (28%)   34,598    32,591     6%    40,671    (20%)
Cost of gas sold.............   64,073      61,409       4%     99,267    (38%) ========   =======           ======
                              --------    --------            --------
   Margin.................... $ 56,697    $ 50,328      13%   $ 56,616    (11%)
                              ========    ========            ========


*     Reflects the % change from 1998 to 1999.

**    Reflects the % change from 1997 to 1998.

Gas margin increased $6.4 million, or 13%, and declined $6.3 million, or 11%, during 1999 and 1998, respectively. The 1999 increase was due to increased sales resulting from customer growth of approximately 2% and more favorable weather conditions in 1999. The 1998 decrease was primarily due to a reduction in sales resulting from milder weather and an average retail rate reduction of 2.2% implemented in April 1997. Refer to Note 1(h) of the "Notes to Consolidated Financial Statements" for discussion of an accounting change implemented in 1998. Refer to "Interest Expense and Other" for a discussion of income realized from two gas weather hedges in 1999.

Refer to Note 1(i) of the "Notes to Consolidated Financial Statements" for a discussion of a gas cost adjustment mechanism in place at WP&L. The impact on the results of operations from such mechanism was not significant in any of the periods presented.

Other Operating Expenses
Other operation expenses decreased $17.2 million and increased $12.3 million for 1999 and 1998, respectively. The 1999 decrease was primarily due to $11.2 million of merger-related expenses in 1998 for employee retirements, separations and relocations, reduced insurance-related expenses, lower operating costs at WP&L's generating plants, lower transmission and distribution expenses and lower costs due to merger-related operating efficiencies. Such items were partially offset by increased costs for energy conservation, employee incentive compensation and employee benefits expenses. The 1998 increase was primarily due to merger-related expenses, higher insurance-related expenses and an increase in other administrative and general expenses. Such items were partially offset by reduced employee pension and benefits expenses, reduced conservation expense and lower costs from merger-related operating efficiencies.

Maintenance expenses decreased $4.3 million in 1999. The decrease was primarily due to lower nuclear expenses and reduced transmission and distribution maintenance expenses. Such decreases were partially offset by increased expenses associated with Year 2000 readiness efforts.

Depreciation and amortization expense decreased $6.2 million and increased $14.9 million for 1999 and 1998, respectively. The 1999 decrease was due to reduced earnings in the nuclear decommissioning trust fund (offset entirely in "Miscellaneous, net") and the
$3.2 million  Kewaunee  surcharge  in 1998.  These items were  partially

                                     -A-12-
offset by the impact of property additions. The 1998 increase was due to property additions, higher Kewaunee depreciation (refer to "Liquidity and Capital Resources--Capital Requirements--Nuclear Facilities" for additional information) and the Kewaunee surcharge.

The accounting for earnings on the nuclear decommissioning trust funds results in no net income impact. Miscellaneous, net income is increased for earnings on the trust fund, which is offset in depreciation expense.

Interest Expense and Other
Interest expense increased $4.4 million and $4.0 million in 1999 and 1998, respectively. The 1999 increase was primarily due to higher short-term borrowings and the 1998 increase was primarily due to an adjustment to decrease interest expense in 1997 relating to a tax audit settlement and increased borrowings during 1998.

Miscellaneous, net income decreased $3.0 million and $2.7 million in 1999 and 1998, respectively. The 1999 decrease was primarily due to lower earnings on the nuclear decommissioning trust fund, partially offset by $6.1 million of merger-related expenses in 1998 and pre-tax income of $5 million recognized in 1999 associated with the settlement of gas weather hedges. See Note 10(c) of the "Notes to Consolidated Financial Statements" for additional information relating to the gas weather hedges. The 1998 decrease was primarily due to merger-related expenses, which was partially offset by higher earnings on the nuclear decommissioning trust fund.

Income Taxes
The effective income tax rates were 39.2%, 41.0% and 37.0% in 1999, 1998 and 1997, respectively. See Note 5 of the "Notes to Consolidated Financial Statements" for a discussion of the changes.


                     LIQUIDITY AND CAPITAL RESOURCES

Cash flows from operating activities at WP&L decreased $14 million for the year ended December 31, 1999, compared with the same period in 1998, primarily due to changes in working capital, partially offset by higher net income. Cash flows used for financing activities decreased $34 million for the year ended December 31, 1999, compared with the same period in 1998, primarily due to a capital contribution of $30 million from Alliant Energy. Cash flows used for investing activities increased $17 million for the year ended December 31, 1999, compared with the same period in 1998, primarily due to increased construction expenditures.

Future Considerations
The capital requirements of Alliant Energy are primarily attributable to its utility subsidiaries' construction and acquisition programs, its debt maturities and business opportunities of Resources. It is anticipated that future capital requirements of Alliant Energy will be met by cash generated from operations, sale of investments and external financing. The level of cash generated from operations is partially dependent upon economic conditions, legislative activities, environmental matters and timely regulatory recovery of utility costs. Alliant Energy's liquidity and capital resources will be affected by costs associated with environmental and regulatory issues. Emerging competition in the utility industry could also impact Alliant Energy's liquidity and capital resources, as discussed previously in the "Utility Industry Outlook" section.

Alliant Energy expects to pursue various potential business development opportunities, including international as well as domestic investments, and is devoting resources to such efforts. Foreign investments may carry a higher level of risk than Alliant Energy's traditional domestic

                                     -A-13-
utility investments or Resources' domestic investments. Such risks could include foreign government actions, foreign economic and currency risks and others. It is anticipated that Alliant Energy will strive to select investments where the international and other risks are both understood and manageable. At December 31, 1999, Resources had approximately $198 million of investments in foreign entities. At December 31, 1999, IESU, WP&L and IPC did not have any foreign investments.

Financing and Capital Structure
Access to the long-term and short-term capital and credit markets, and costs of external financing, are dependent on creditworthiness. The debt ratings of Alliant Energy and certain subsidiaries by Moody's and Standard & Poor's are as follows:

                                                                                   Moody's       Standard & Poor's
                                                                                   -------------------------------

IESU...................................   - Secured long-term debt                    A2                A+
                                          - Unsecured long-term debt                  A3                 A
WP&L...................................   - Secured long-term debt                   Aa2                AA
                                          - Unsecured long-term debt                 Aa3                A+
IPC....................................   - Secured long-term debt                    A1                A+
Resources..............................   - Commercial paper(a)                       P1                A1
                                          - Unsecured long-term debt(a)               A3                 A
Alliant Energy.........................   - Commercial paper(b)                       P1                A1


(a)   Resources'  debt  is  fully  and  unconditionally   guaranteed  by
      Alliant Energy.

(b) IESU, WP&L and IPC participate in a utility money pool that is funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowing amounts. The PSCW has restricted WP&L from lending money to non-utility affiliates and non-Wisconsin utilities. As a result, WP&L is prohibited from lending money to the utility money pool but is able to borrow money from the utility money pool.

Other than periodic  sinking fund  requirements,  which will not require
additional  cash   expenditures,   the  following   long-term  debt  (in
millions) will mature prior to December 31, 2004:


                         Alliant
    IESU      WP&L    Energy-Parent    Resources     IPC      Total
 ---------  -------  ---------------  ----------   -------  ----------

   $137.4    $63.9        $24.0          $12.6     $ 1.0     $238.9

Depending upon market conditions, it is currently anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities.

On August 24, 1999, WP&L filed an application with the PSCW for authority to issue up to $100 million of debentures for the purpose of refinancing existing debt. Approval was granted in February 2000 and the senior unsecured debentures were issued in March 2000 at a fixed interest rate of 7 5/8%, due 2010. The amount of short-term borrowings authorized by the PSCW will be reduced by the same $100 million.

The  various  charter  provisions  of  the  entities   identified  below
authorize and limit the aggregate amount of additional shares of Cumulative Preferred Stock and Cumulative Preference Stock that may be issued. At December 31, 1999, the companies could have issued the following additional shares of Cumulative Preferred or Preference Stock:

                                          IESU       WP&L          IPC
                                        -------   -----------  ----------

Cumulative Preferred...............     100,000    2,700,775    1,238,619
Cumulative Preference..............     700,000           --    2,000,000


                                     -A-14-

For interim financing, IESU, WP&L and IPC were authorized by the applicable federal or state regulatory agency to issue short-term debt at December 31, 1999 as follows (in millions):

                                             IESU      WP&L      IPC
                                             -----     ----     -----

Regulatory authorization...................  $150      $128      $50
Short-term debt outstanding--money pool....  $57       $126      $39

At December 31, 1999, there was no short-term debt outstanding with external parties at the utility subsidiaries. In addition to the $222 million of commercial paper Alliant Energy issued to fund the utility money pool and $139 million of commercial paper at Resources, Alliant Energy had an additional $64 million of short-term debt outstanding at December 31, 1999. In addition to providing for ongoing working capital needs, this availability of short-term financing provides the companies flexibility in the issuance of long-term securities. The level of short-term borrowing fluctuates based on seasonal corporate needs, the timing of long-term financing and capital market conditions. To maintain flexibility in its capital structure and to take advantage of favorable short-term rates, IESU and WP&L also use proceeds from the sale of accounts receivable and unbilled revenues to finance a portion of their long-term cash needs. Alliant Energy anticipates that short-term debt will continue to be available at reasonable costs due to current ratings by independent utility analysts and credit rating services.

In December 1999, Alliant Energy, IESU, WP&L and IPC filed an application with the SEC for approval of a combined accounts receivable program whereby each utility will sell their respective receivables through wholly-owned special purpose entities to an affiliated financing entity, which in turn will sell the receivables to an outside investor. The new program would replace the existing programs for IESU and WP&L, and would function the same in most respects. Approvals from the SEC and the necessary state commissions are expected in the second quarter of 2000.

Alliant Energy has $250 million of committed bank lines of credit, of which none was utilized at December 31, 1999, available for direct borrowing or to support commercial paper. Commitment fees are paid to maintain these lines and there are no conditions which restrict the unused lines of credit. From time to time, Alliant Energy may borrow from banks and other financial institutions on uncommitted "as-offered" credit lines in lieu of commercial paper, and has agreements with several financial institutions for such borrowings. There are no commitment fees associated with these agreements and there were no borrowings outstanding under these agreements at December 31, 1999.

Alliant Energy made a filing with the SEC in February 1999 under PUHCA to provide Alliant Energy with, among other things, broad authorization over the next three years to issue stock and debt, provide guarantees, acquire energy-related assets and enter into interest rate hedging transactions. Approval of the filing was received from the SEC in August 1999.

Given the above financing flexibility, including Alliant Energy's access to both the debt and equity securities markets, management believes it has the necessary financing capabilities in place to adequately finance its capital requirements for the foreseeable future.

Capital Requirements
General
Capital expenditure and investment and financing plans are subject to continual review and change. The capital expenditure and investment programs may be revised significantly as a result of many considerations, including changes in economic conditions, variations in actual sales and load growth compared to forecasts, requirements of environmental, nuclear and other regulatory authorities, acquisition

                                     -A-15-
and business combination opportunities, the availability of alternate energy and purchased-power sources, the ability to obtain adequate and timely rate relief, escalations in construction costs and conservation and energy efficiency programs.

WP&L's  construction  and acquisition  expenditures  for the years ended
December 31, 1999 and 1998 were $132 million and $117 million, respectively. WP&L's anticipated construction and acquisition expenditures for 2000 are estimated to be approximately $143 million, of which 45% is for electric transmission and distribution, 25% for electric generation, 15% for information technology and the remaining 15% represents miscellaneous electric, gas, water and general expenditures. WP&L's construction and acquisition expenditures are projected to be $166 million in 2001, $181 million in 2002, $192 million in 2003 and $136 million in 2004, which include expenditures to comply with NOx emissions reductions as discussed in "Other Matters--Environmental."

Alliant Energy anticipates financing utility construction expenditures during 2000-2004 through internally generated funds supplemented, when required, by outside financing. Funding of Resources' construction and acquisition expenditures over that same period of time is expected to be completed with a combination of external financings, sales of investments and internally generated funds.

Nuclear Facilities
Alliant Energy owns interests in two nuclear facilities, Kewaunee and DAEC. Kewaunee, a 532 MW pressurized water reactor plant, is operated by WPSC and is jointly owned by WPSC (41.2%), WP&L (41.0%), and MG&E (17.8%). The Kewaunee operating license expires in 2013. DAEC, a 535 MW boiling water reactor plant, is operated by IESU which has a 70% ownership interest in the plant. The DAEC operating license expires in 2014.

On April 7, 1998, the PSCW approved WPSC's application for replacement of the two steam generators at Kewaunee. The total cost of replacing the steam generators will be approximately $90.7 million, with WP&L's share of the cost being approximately $37.2 million. The replacement work originally planned for the spring of 2000 is now scheduled for the fall of 2001 and will take approximately 60 days. The delay is attributable to the inability of the steam generator manufacturer to meet the spring 2000 delivery schedule. Delays in meeting the delivery schedule did not allow for steam generator replacement to occur prior to the start of the summer weather in 2000. Therefore, the decision was made to store the steam generators after they are received and wait until the next scheduled refueling outage in the fall of 2001. It is anticipated that the delay will not adversely impact the reliability of Kewaunee in the interim. Plans to shutdown the plant for a spring 2000 refueling remain unchanged.

On July 2, 1998, the PSCW approved an agreement between the owners of Kewaunee which provides for WPSC to assume the 17.8% Kewaunee ownership share currently held by MG&E prior to work beginning on the replacement of steam generators. On September 29, 1998, WPSC and MG&E finalized an arrangement in which WPSC will acquire MG&E's 17.8% share of Kewaunee. This agreement, the closing of which is contingent upon regulatory approval and the steam generator replacement in the fall of 2001, will give WPSC 59.0% ownership in Kewaunee. After the change in ownership, WPSC and WP&L will be responsible for the decommissioning of the plant. WPSC and WP&L are discussing revisions to the joint power supply agreement which will govern operation of the plant after the ownership change takes place. Prior to the July 2, 1998 PSCW decision, the PSCW had directed the owners of Kewaunee to record depreciation and

                                     -A-16-
decommissioning cost levels based on an expected plant end-of-life of 2002 versus a license end-of-life of 2013. This was prompted by the uncertainty regarding the expected useful life of the plant without steam generator replacement. This level of depreciation will remain in effect until the steam generator replacement is completed at which time the entire plant will be depreciated over 8.5 years using an accelerated method.

In February 1999, Alliant Energy, NSP, WPSC and WEPCO announced the formation of the NMC to sustain long-term safety, optimize reliability and improve the operational performance of their nuclear generating plants. Combined, the NMC members operate seven nuclear generating units at five plants. In October 1999, Alliant Energy received approval from the SEC, under PUHCA, to form Alliant Energy Nuclear LLC, whose purpose is solely to invest in the NMC. Such investment has been made and Alliant Energy Nuclear LLC now has a 25% ownership interest in the NMC. In November 1999, the NMC members applied to the NRC to allow the NMC to operate the plants owned or co-owned by the four utilities. Applications to the PSCW, MPUC and the SEC to allow the purchase of operating services were also made at that time. These approvals are required if the applicable utilities choose to transfer their operating license to, and take operating services from, the NMC. As presently proposed, the NMC would operate the plants, but the utilities would continue to own their plants, be entitled to energy generated at the plants and retain the financial obligations for the safe operation, maintenance and decommissioning of the plants.

For additional information related to Kewaunee, see Notes 1, 9, 11 and 12 of the "Notes to Consolidated Financial Statements." Refer to the "Other Matters--Environmental" section for a discussion of various issues impacting Alliant Energy's future capital requirements.

Rates and Regulatory Matters
FERC
In November 1997, as part of its merger approval, FERC accepted a proposal by IESU, WP&L, and IPC, which provides for a four-year freeze on wholesale electric prices beginning with the effective date of the merger.

In association with the merger, IESU, WP&L and IPC entered into a System Coordination and Operating Agreement which became effective with the consummation of the merger. The agreement, which has been approved by the FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies. In addition, the agreement allows the interconnected system to be operated as a single control area with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement. The procedures were approved by both the FERC and all state regulatory bodies having jurisdiction over these sales.

WP&L
In connection with its approval of the merger, the PSCW accepted a WP&L proposal to freeze rates for four years commencing on the effective date of the merger. A re-opening of an investigation into WP&L's rates during the rate freeze period, for both cost increases and decreases, may occur only for single events that are not merger-related and have a revenue requirement impact of $4.5 million or more. In addition, the electric fuel adjustment clause and PGA clause are not affected by the rate freezes.

In February 2000, the PSCW issued an order allowing WP&L to defer certain incremental costs it incurs after February 16, 2000 relating to the development of the ATC.

                                     -A-17-

The retail electric rates are based in part on forecasted fuel and purchased-power costs. Under PSCW rules, Wisconsin utilities can seek emergency rate increases if the annual costs are more than 3% higher than the estimated costs used to establish rates. In March 1998, WP&L requested an electric rate increase to cover purchased-power and transmission costs that had increased due to transmission constraints and electric reliability concerns in the Midwest. Effective July 16, 1998, the PSCW granted a retail electric rate increase of $14.8 million annually. In November 1998, WP&L requested an electric rate increase to cover additional increases in purchased-power and transmission costs. In early March 1999, the PSCW granted a retail electric rate increase of $14.5 million annually. If WP&L's earnings exceed its authorized return on equity, the incremental revenues collected causing the excessive return are subject to refund. In December 1999, WP&L requested a $26 million retail electric rate increase to reflect higher purchased power costs and to cover transmission costs that have increased due to transmission constraints. While the most current request is still pending, WP&L anticipates receiving an order in the second quarter of 2000.

In May 1998, the PSCW approved the deferral by WP&L of certain costs associated with its Year 2000 program. In November 1998, WP&L filed for rate recovery of the Wisconsin retail portion of its Year 2000 costs. In accordance with the order received from the PSCW, WP&L began deferring its Year 2000 project costs, other than internal labor and associated overheads. In November 1999, the PSCW allowed WP&L rate recovery of $6.3 million of its Year 2000 program expenditures, but it denied rate recovery of the first $4.5 million. These costs were expensed in 1999. The PSCW's decision has been appealed by certain intervenors in Dane County district court and such appeal is pending.

In January 1999, WP&L made a filing with the PSCW proposing to begin deferring, on January 1, 1999, all costs associated with the EPA's required NOx emission reductions. In connection with a statewide docket to investigate compliance issues associated with the EPA's NOx emission reductions, on March 30, 1999, the PSCW authorized deferral of all non-labor related costs incurred after March 30, 1999. However, the
utilities  are  not  allowed  to  defer  costs  of   replacement   power
associated with NOx compliance. WP&L requested expedited approval to start construction of NOx reduction investments at several generating units operated by WP&L and in the third quarter of 1999 received approval from the PSCW for limited NOx related expenditures at one of its generating units. WP&L has also requested recovery of all the NOx reduction costs through a surcharge mechanism. In March 2000, the PSCW issued an order approving WP&L's NOx compliance plans and granted the recovery of costs incurred to comply with EPA NOx regulations over ten years using a straight-line depreciation method. Recovery of such costs will begin with rate changes after the rate freeze expires. The depreciation lives will be reviewed every two years. Refer to the "Other Matters--Environmental" section for a further discussion of the NOx issue.

In rate order UR-110, the PSCW approved new rates effective April 29, 1997. On average, WP&L's retail electric rates under the new rate order declined by 2.4% and retail gas rates declined by 2.2%.

Refer to "Capital Requirements--Nuclear Facilities" for a discussion of several PSCW rulings regarding Kewaunee.

                                     -A-18-

Assuming capture of the merger-related synergies and no significant legislative or regulatory changes negatively affecting its utility subsidiaries, Alliant Energy does not expect the merger-related electric and gas price freezes to have a material adverse effect on its financial condition or results of operations.

OTHER MATTERS
Year 2000
Alliant Energy had no significant embedded equipment, computer system or other malfunctions during the critical December 31, 1999 to January 1, 2000 date rollover or the February 28, 2000 to February 29, 2000 date rollover. Alliant Energy will continue to monitor for any supply chain issues into the second quarter of 2000.

Alliant Energy's historical Year 2000 project expenditures were as follows (incremental costs, in millions):


Description                                                Total             IESU              WP&L             Other
---------------------------------------------------------------------------------------------------------------------
Costs incurred from 1/1/98--12/31/98...................  $  8.7            $  4.8            $  3.2           $  0.7
Costs incurred from 1/1/99--12/31/99...................    18.6               7.6               7.1              3.9
                                                        -------            ------            ------           ------
  Total................................................  $ 27.3            $ 12.4            $ 10.3           $  4.6
                                                         ======            ======            ======           ======


In addition, Alliant Energy estimates it incurred $7 million and $3 million in 1999 and 1998, respectively, of costs for internal labor and associated overheads. Alliant Energy does not expect to incur any significant incremental costs in 2000 on its Year 2000 readiness program. Refer to "Liquidity and Capital Resources--Rates and Regulatory Matters" for a discussion of the filing WP&L made with the PSCW for rate recovery of a portion of its Year 2000 program costs.

Labor Issues
The status of the collective bargaining agreements at each of the utilities at December 31, 1999 was as follows:

                                                    IESU      WP&L      IPC
                                                    ----     -----     -----

Number of collective bargaining agreements           6         1         3
Percentage of workforce covered by agreements       61%       93%       83%

The collective bargaining agreements at Alliant Energy cover approximately 51% of all Alliant Energy employees. In 1999, eight agreements expired and four of these agreements have been ratified and four are still being negotiated (three at IPC and one at IESU). The agreements still being negotiated have been extended and represent 42% of employees covered under bargaining agreements and 22% of total Alliant Energy employees. In 2000, two contracts expire representing approximately 1% of employees covered under bargaining agreements and less than 1% of total Alliant Energy employees. Alliant Energy has not experienced any significant work stoppage problems in the past. While negotiations are continuing, Alliant Energy is currently unable to predict the outcome of these negotiations.

Market Risk Sensitive Instruments and Positions
Alliant Energy's primary market risk exposures are associated with interest rates, commodity prices, equity prices and currency exchange rates. Alliant Energy has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures.

  Interest Rate Risk
Alliant Energy is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate debt. Alliant Energy manages its interest rate risk by limiting its variable interest rate exposure and by continuously monitoring the effects of market changes

                                     -A-19-
in interest rates. Alliant Energy has also historically used interest rate swap and interest rate forward agreements to assist in the management of its interest exposure. If variable interest rates were to average 1% higher (lower) in 2000 than in 1999, interest expense and pre-tax earnings would increase (decrease) by approximately $5.1 million. Comparatively, if variable interest rates had averaged 1% higher (lower) in 1999 than in 1998, interest expense and pre-tax earnings would have increased (decreased) by approximately $4.5 million. These amounts were determined by considering the impact of a hypothetical 1% increase (decrease) in interest rates on the variable-rate debt and related derivative instruments held by Alliant Energy as of December 31, 1999 and 1998. In the event of significant interest rate fluctuations, management would take actions to minimize the effect of such changes on Alliant Energy's results of operations. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no change in Alliant Energy's financial structure.

  Commodity Risk--Non-trading
Alliant Energy is exposed to the impact of market fluctuations in the commodity price and transportation costs of electricity, natural gas and oil products it markets. Alliant Energy employs established policies and procedures to manage its risks associated with these market fluctuations including the use of various commodity derivatives. Alliant Energy's exposure to commodity price risks in its utility business is significantly mitigated by the current rate making structures in place for the recovery of its electric fuel and purchased energy costs as well as its cost of natural gas purchased for resale.
Refer to Note 1(i) of the "Notes to Consolidated Financial Statements" for a further discussion.

From time to time, WP&L utilizes gas commodity swap arrangements for the purpose of mitigating the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current prices during the winter months. The gas commodity swaps in place approximate the forecasted storage withdrawal plan during this period. Therefore, market price fluctuations that result in an increase or decrease in the value of the physical commodity are offset by changes in the value of the gas commodity swaps. A 10% increase/decrease in the price of gas would have an insignificant impact on the combined fair market value of the gas in storage and related swap arrangements in place as of December 31, 1999 and 1998.

  Equity Price Risk
Alliant Energy maintains trust funds at IESU and WP&L to fund its anticipated nuclear decommissioning costs. As of December 31, 1999 and 1998, these funds were invested primarily in domestic equity and debt instruments. WP&L has entered into an equity collar that uses options to mitigate the effect of significant market fluctuations on its common stock investments. Alliant Energy's exposure to fluctuations in equity prices or interest rates will not affect its consolidated results of operations as such fluctuations are recorded in equally offsetting amounts of investment income and depreciation (WP&L) or interest
(IESU) expense when they are realized.

Refer to Note 10 of the "Notes to Consolidated Financial Statements" for a further discussion of Alliant Energy's derivative financial instruments.

Accounting Pronouncements
In June 1998, the FASB issued SFAS 133. The Statement establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or

                                     -A-20-
liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

SFAS 133 is effective for fiscal years beginning after June 15, 2000 and must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1998 (effective dates noted are as amended by SFAS 137). Alliant Energy has organized a cross-functional project team to assist in implementing SFAS 133. The team consists of both Alliant Energy employees and a consultant that has been engaged to support the project. The team has begun to inventory financial instruments, commodity contracts and other commitments with the purpose of identifying and assessing all of
Alliant Energy's derivatives. Although the impact of implementing SFAS 133 has not yet been quantified, it could increase volatility in earnings and other comprehensive income. Alliant Energy is analyzing various alternatives relating to the possible early adoption of SFAS 133 in 2000. SFAS 133 may only be adopted on the first day of any quarter prior to the required adoption date.

Accounting for Obligations  Associated with the Retirement of Long-Lived
Assets
The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including IESU and WP&L, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the FASB has a project on its agenda to review the accounting for obligations associated with the retirement of long-lived assets, including decommissioning of nuclear power plants. If current electric utility industry accounting practices for nuclear power plant decommissioning are changed, the annual provision for decommissioning could increase relative to 1999, and the estimated cost for decommissioning could be recorded as a liability (rather than as accumulated depreciation), with recognition of an increase in the cost of the related nuclear power plant. Assuming no significant change in regulatory treatment, IESU and WP&L do not believe that such changes, if required, would have an adverse effect on their financial condition or results of operations due to their ability to recover decommissioning costs through rates.

Inflation
Alliant Energy,  IESU and WP&L do not expect the effects of inflation at
current  levels  to  have  a  significant   effect  on  their  financial
condition or results of operations.

Environmental
The pollution abatement programs of IESU, WP&L, IPC and Resources are subject to continuing review and are revised from time to time due to changes in environmental regulations, changes in construction plans and escalation of construction costs. While management cannot precisely forecast the effect of future environmental regulations on Alliant Energy's operations, it has taken steps to anticipate the future while also meeting the requirements of current environmental regulations.

The Clean Air Act Amendments of 1990 (Act) require emission reductions of SO2, NOx and other air pollutants to achieve reductions of atmospheric chemicals believed to cause acid rain. IESU, WP&L and IPC

                                     -A-21-
have met the provisions of Phase I of the Act and Phase II of the Act. The Act also governs SO2 allowances, which are defined as an authorization for an owner to emit one ton of SO2 into the atmosphere. IESU, WP&L and IPC are reviewing their options to ensure they will have sufficient allowances to offset their emissions in the future and believe that the potential costs of complying with these provisions of Title IV of the Act will not have a material adverse impact on their financial condition or results of operations.

The Act and other federal laws also require the EPA to study and regulate, if necessary, additional issues that potentially affect the electric utility industry, including emissions relating to ozone transport, mercury and particulate control as well as modifications to the PCB rules. In July 1997, the EPA issued final rules that would tighten the National Ambient Air Quality Standards for ozone and particulate matter emissions and in June 1998, the EPA modified the PCB rules. Alliant Energy cannot predict the long-term consequences of these rules on its financial condition or results of operations.

In October 1998, the EPA issued a final rule requiring 22 states, including Wisconsin, to modify their state implementation plans to address the ozone transport issue. However, on May 25, 1999, a federal appeals court delayed indefinitely the implementation of the rule. On March 3, 2000, the federal appeals court affirmed EPA's NOx rule for the affected states. However, the court found that the EPA had failed to explain how Wisconsin contributes significantly to non-attainment in any other state thus it has vacated the rule as relates to Wisconsin. Given the EPA could still appeal this decision, and Alliant Energy is still reviewing the recent court order, Alliant Energy is unable to predict the final outcome of this issue. The implementation of the rule would likely require WP&L to reduce its NOx emissions at all of its plants to a fleet average of .15 lbs/mmbtu by 2003. WP&L is following this issue closely and continues to evaluate various options to meet the emission levels. Based on existing technology, the preliminary estimates indicate that capital investments would be in the range of $150 million to $215 million. Refer to the "Liquidity and Capital Resources--Rates and Regulatory Matters" section for a discussion of a filing WP&L made with the PSCW regarding seeking rate recovery of these costs.

Revisions to the Wisconsin Administrative Code have been proposed that could have a significant impact on WP&L's operation of the Rock River Generating Station in Beloit, Wisconsin. The proposed revisions will affect the amount of heat that the generating station can discharge into the Rock River. WP&L cannot presently predict the final outcome of the rule, but believes that, as the rule is currently proposed, the capital investments and/or modifications required to meet the proposed discharge limits could be significant.

On February 28, 1998, the EPA issued the final report to Congress on the Study of Hazardous Air Pollutant Emissions from Electric Utility Steam Generating Units regarding hazardous air pollutant emissions from electric utilities (the HAPs report). The HAPs report concluded that mercury emissions from coal-fired generating plants were a concern.
However, the EPA does not believe it has sufficient information regarding such emissions. To remedy this lack of information, the EPA required IESU, WP&L, IPC and all other applicable electric utilities in the U.S. to start collecting information regarding the types and amount of mercury emitted as of January 1, 1999. To better understand mercury emissions, the EPA required WP&L to conduct stack tests at several of its generating stations. Both stations selected have completed their stack testing. Although the control of mercury emissions from generating plants is uncertain at this time, Alliant Energy believes that the capital investments and/or modifications required to control mercury emissions could be significant.

                                     -A-22-

WP&L has been notified by the EPA that it is a PRP with respect to environmental impacts identified at the MIG/DeWane Landfill Superfund Site. WP&L is participating in the initiation of an alternate dispute resolution process to allocate liability associated with the investigation and remediation of the site. Management believes that any likely action resulting from this matter will not have a material adverse effect on WP&L's financial condition or results of operations.

WP&L has been notified by Monroe County, Wisconsin that it is a PRP with respect to environmental impacts identified at the Monroe County Interim Landfill in Sparta, Wisconsin. WP&L has provided a summary of records and documents relating to waste disposal at the landfill to Monroe County. WP&L cannot currently estimate what liability, if any, it may have with respect to this site.

A global treaty has been negotiated that could require reductions of greenhouse gas emissions from utility plants. In November 1998, the U.S. signed the treaty and agreed with the other countries to resolve all remaining issues by the end of 2000. At this time, management is unable to predict whether the U.S. Congress will ratify the treaty. Given the uncertainty of the treaty ratification and the ultimate terms of the final regulations, management cannot currently estimate the impact the implementation of the treaty would have on Alliant Energy's operations.

The Low-Level Radioactive Waste Policy Amendments Act of 1985 mandates that each state must take responsibility for the storage of low-level radioactive waste produced within its borders. The States of Iowa and Wisconsin are members of the six-state Midwest Interstate Low-Level Radioactive Waste Compact (Compact) which is responsible for development of any new disposal capability within the Compact member states. In June 1997, the Compact commissioners voted to discontinue work on a proposed waste disposal facility in the State of Ohio because the expected cost of such a facility was comparably higher than other options currently available. Dwindling waste volumes and continued access to existing disposal facilities were also reasons cited for the decision. A disposal facility located near Barnwell, South Carolina continues to accept the low-level waste and IESU and WP&L currently ship the waste each produces to such site, thereby minimizing the amount of low-level waste stored on-site. Given technological advances, waste compaction and the reduction in the amount of waste generated, DAEC and Kewaunee each have on-site storage capability sufficient to store low-level waste expected to be generated over at least the next ten years. While Alliant Energy is unable to predict how long the Barnwell facility will continue to accept its waste, continuing access to this facility expands Alliant Energy's on-site storage capability indefinitely.

See Notes 11(e) and 11(f) of the "Notes to Consolidated Financial Statements" for a further discussion of Alliant Energy's environmental issues.

Power Supply
Wisconsin enacted electric reliability legislation in 1998 (Wisconsin Reliability Act) with the goal of assuring reliable electric energy for Wisconsin. The law allows the construction of merchant power plants in the state and streamlines the regulatory approval process for building new generation and transmission facilities. As a requirement of the legislation, the PSCW completed a regional transmission constraint study. The PSCW is authorized to order construction of new transmission facilities, based on the findings of its constraint study, through December 31, 2004.

                                     -A-23-

On September 24, 1997, the PSCW ordered WP&L and two other Wisconsin utilities to arrange for additional electric capacity to help maintain reliable service for their customers. In July 1998, Alliant Energy and SkyGen announced an agreement whereby SkyGen would build, own and operate a power plant in Wisconsin capable of producing up to 450 MW of electricity. Under the agreement, Alliant Energy will purchase the capacity to meet the electric needs of its utility customers, as outlined by the Wisconsin Reliability Act. A third party filed an appeal to the EPA Appeals Board on the issue of NOx mitigation. In the fourth quarter of 1999, the WDNR issued a revised air permit which was appealed again by the third party. In March 2000, the EPA denied the third party's final appeal which finalizes the air permitting process and allows for construction of the plant.

The EPA appeal process resulted in the SkyGen project being delayed until the summer of 2001. Alliant Energy has made other contractual commitments to ensure an 18% reserve margin in 2000, as required for Wisconsin. Part of this effort includes purchased power contracts at higher costs than the SkyGen power, including purchasing power from 54 portable diesel generators that will be located at various substation locations within WP&L's service territory. These higher costs are included in a rate increase requested by WP&L in December 1999 as discussed in "Liquidity and Capital Resources--Rates and Regulatory Matters--WP&L."

Alliant Energy notes that it will take time for new transmission and power plant projects to be approved and built in Wisconsin. While Alliant Energy currently expects to meet customer demands in 2000, unanticipated reliability issues could still arise in the event Wisconsin experiences unexpected power plant outages, transmission system outages or extended periods of extremely hot weather.

                                     -A-24-

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareowners of
Wisconsin Power and Light Company:

We have audited the accompanying consolidated balance sheets and statements of capitalization of Wisconsin Power and Light Company (a Wisconsin corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Power and Light Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
January 28, 2000


                                     -A-25-

                                                   WISCONSIN POWER AND LIGHT COMPANY
                                                   CONSOLIDATED STATEMENTS OF INCOME

                                                                                         Year Ended December 31,
                                                                                   --------------------------------------
                                                                                     1999          1998           1997
                                                                                   --------------------------------------
                                                                                             (in thousands)
Operating revenues:
   Electric utility.........................................................    $   626,607   $   614,704    $   634,143
   Gas utility..............................................................        120,770       111,737        155,883
   Water....................................................................          5,128         5,007          4,691
                                                                                ------------------------------------------
                                                                                    752,505       731,448        794,717
                                                                                ------------------------------------------
Operating expenses:
   Electric production fuels................................................        110,521       120,485        116,812
   Purchased power..........................................................        107,598       113,936        125,438
   Cost of gas sold.........................................................         64,073        61,409         99,267
   Other operation..........................................................        126,479       143,666        131,398
   Maintenance..............................................................         45,652        49,912         48,058
   Depreciation and amortization............................................        113,037       119,221        104,297
   Taxes other than income taxes............................................         30,240        30,169         30,338
                                                                                ------------------------------------------
                                                                                    597,600       638,798        655,608
                                                                                ------------------------------------------
Operating income............................................................        154,905        92,650        139,109
                                                                                ------------------------------------------
Interest expense and other:
   Interest expense.........................................................         40,992        36,584         32,607
   Allowance for funds used during construction.............................         (4,511)       (3,049)        (2,775)
   Miscellaneous, net.......................................................          1,836        (1,129)        (3,796)
                                                                                ------------------------------------------
                                                                                     38,317        32,406         26,036
                                                                                ------------------------------------------
Income before income taxes..................................................        116,588        60,244        113,073
                                                                                ------------------------------------------
Income taxes................................................................         45,758        24,670         41,839
                                                                                ------------------------------------------
Net income..................................................................         70,830        35,574         71,234
                                                                                ------------------------------------------
Preferred dividend requirements.............................................          3,310         3,310          3,310
                                                                                ------------------------------------------
Earnings available for common stock.........................................    $    67,520   $    32,264    $    67,924
                                                                                ==========================================

                                            WISCONSIN POWER AND LIGHT COMPANY
                                        CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                                                         Year Ended December 31,
                                                                                -----------------------------------------
                                                                                     1999           1998           1997
                                                                                -----------------------------------------
                                                                                             (in thousands)
Balance at beginning of year................................................    $   294,309   $   320,386    $   310,805
Net income..................................................................         70,830        35,574         71,234
Cash dividends declared on common stock.....................................        (58,353)      (58,341)       (58,343)
Cash dividends declared on preferred stock..................................         (3,310)       (3,310)        (3,310)
                                                                                ------------------------------------------
Balance at end of year......................................................    $   303,476   $   294,309    $   320,386
                                                                                ==========================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                                     -A-26-

                                                       WISCONSIN POWER AND LIGHT COMPANY
                                                          CONSOLIDATED BALANCE SHEETS

                                                                                                    December 31,
                                                                                         ---------------------------------
                                                                                               1999              1998
                                                                                         ---------------------------------
                                                                                                  (in thousands)
ASSETS
Property, plant and equipment:
   Utility
      Plant in service
        Electric.....................................................................    $   1,921,624    $    1,839,545
        Gas..........................................................................          258,132           244,518
        Water........................................................................           27,770            26,567
        Common.......................................................................          218,607           219,268
                                                                                         ---------------------------------
                                                                                             2,426,133         2,329,898
      Less--Accumulated depreciation.................................................        1,266,366         1,168,830
                                                                                         ---------------------------------
                                                                                             1,159,767         1,161,068
      Construction work in progress..................................................           66,784            56,994
      Nuclear fuel, net of amortization..............................................           15,079            18,671
                                                                                         ---------------------------------
                                                                                             1,241,630         1,236,733
   Other property, plant and equipment, net of accumulated
      depreciation and amortization of $169 and $44, respectively....................              608               630
                                                                                         ---------------------------------
                                                                                             1,242,238         1,237,363
                                                                                         ---------------------------------
Current assets:
   Cash and temporary cash investments...............................................            3,555             1,811
   Accounts receivable:
      Customer.......................................................................           22,061            13,372
      Associated companies...........................................................            5,067             3,019
      Other..........................................................................           10,984             8,298
   Production fuel, at average cost..................................................           20,663            20,105
   Materials and supplies, at average cost...........................................           20,439            20,025
   Gas stored underground, at average cost...........................................            8,624            10,738
   Regulatory assets.................................................................            3,707             3,707
   Prepaid gross receipts tax........................................................           20,864            22,222
   Other.............................................................................            5,568             6,987
                                                                                         ---------------------------------
                                                                                               121,532           110,284
                                                                                         ---------------------------------
Investments:
   Nuclear decommissioning trust funds...............................................          166,202           134,112
   Other.............................................................................           15,272            15,960
                                                                                         ---------------------------------
                                                                                               181,474           150,072
                                                                                         ---------------------------------
Other assets:
   Regulatory assets.................................................................           82,161            76,284
   Deferred charges and other........................................................          138,730           111,147
                                                                                         ---------------------------------
                                                                                               220,891           187,431
                                                                                         ---------------------------------
Total assets.........................................................................    $   1,766,135    $    1,685,150
                                                                                         =================================

            The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                                     -A-27-

                                                WISCONSIN POWER AND LIGHT COMPANY
                                             CONSOLIDATED BALANCE SHEETS (Continued)

                                                                                                   December 31,
                                                                                         --------------------------------
                                                                                                1999              1998
                                                                                         --------------------------------
                                                                                                  (in thousands)
CAPITALIZATION AND LIABILITIES
Capitalization (See Consolidated Statements of Capitalization):
    Common stock.....................................................................    $      66,183    $       66,183
    Additional paid-in capital.......................................................          229,438           199,438
    Retained earnings................................................................          303,476           294,309
                                                                                         ---------------------------------
       Total common equity...........................................................          599,097           559,930
                                                                                         ---------------------------------
    Cumulative preferred stock, not mandatorily redeemable...........................           59,963            59,963
    Long-term debt (excluding current portion).......................................          414,673           414,579
                                                                                         ---------------------------------
                                                                                             1,073,733         1,034,472
                                                                                         ---------------------------------
Current liabilities:
    Current maturities...............................................................            1,875                --
    Variable rate demand bonds.......................................................           55,100            56,975
    Notes payable....................................................................               --            50,000
    Notes payable to associated companies............................................          125,749            26,799
    Accounts payable.................................................................           88,245            84,754
    Accounts payable to associated companies.........................................           25,306            20,315
    Accrued payroll and vacations....................................................            7,499             5,276
    Accrued interest.................................................................            6,903             6,863
    Other............................................................................           15,881            14,600
                                                                                         ---------------------------------
                                                                                               326,558           265,582
                                                                                         ---------------------------------
Other long-term liabilities and deferred credits:
    Accumulated deferred income taxes................................................          235,838           245,489
    Accumulated deferred investment tax credits......................................           31,311            33,170
    Customer advances................................................................           34,643            34,367
    Environmental liabilities........................................................           10,861            11,683
    Other............................................................................           53,191            60,387
                                                                                         ---------------------------------
                                                                                               365,844           385,096
                                                                                         ---------------------------------
Commitments and contingencies (Note 11)
Total capitalization and liabilities.................................................    $   1,766,135    $    1,685,150
                                                                                         =================================

                  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                                     -A-28-

                                   WISCONSIN POWER AND LIGHT COMPANY
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Year Ended December 31,
                                                                         -------------------------------------------------
                                                                                 1999            1998             1997
                                                                         -------------------------------------------------
                                                                                            (in thousands)

Cash flows from operating activities:
    Net income.......................................................    $     70,830    $      35,574    $       71,234
    Adjustments to reconcile net income to net cash
       flows from operating activities:
       Depreciation and amortization.................................         113,037          119,221           104,297
       Amortization of nuclear fuel..................................           6,094            5,356             3,534
       Deferred taxes and investment tax credits.....................         (12,618)          (7,529)            3,065
       Other.........................................................           2,432           (2,089)           (1,323)
Other changes in assets and liabilities:
       Accounts receivable...........................................         (13,423)          12,845            (3,314)
       Accounts payable..............................................           8,482           19,452            (7,102)
       Benefit obligations and other.................................         (11,854)          (5,509)          (20,460)
                                                                              -------           ------           -------
         Net cash flows from operating activities....................         162,980          177,321           149,931
                                                                              -------          -------           -------
Cash flows from (used for) financing activities:
       Common stock dividends........................................         (58,353)         (58,341)          (58,343)
       Preferred stock dividends.....................................          (3,310)          (3,310)           (3,310)
       Proceeds from issuance of long-term debt......................              --           60,000           105,000
       Reductions in long-term debt..................................              --           (8,899)          (55,000)
       Net change in short-term borrowings...........................          48,950           (4,201)           11,500
       Capital contribution from parent..............................          30,000               --                --
       Other.........................................................              --           (1,966)           (2,601)
                                                                               ------            ------            ------
         Net cash flows from (used for) financing
           activities................................................          17,287          (16,717)           (2,754)
                                                                               ------          -------            ------
Cash flows used for investing activities:
       Utility construction expenditures.............................        (131,915)        (117,143)         (119,232)
       Nuclear decommissioning trust funds...........................         (16,092)         (14,297)          (11,427)
       Shared savings program........................................         (31,085)         (24,355)          (17,610)
       Other.........................................................             569           (5,490)             (583)
                                                                             --------         --------          --------
         Net cash flows used for investing activities................        (178,523)        (161,285)         (148,852)
                                                                             --------         ---------         ---------
Net increase (decrease) in cash and temporary cash
    investments......................................................           1,744             (681)           (1,675)
                                                                             --------         ---------          --------
Cash and temporary cash investments at beginning
    of period........................................................           1,811            2,492             4,167
                                                                             --------         ---------          --------
Cash and temporary cash investments at end of period.................    $      3,555    $       1,811    $        2,492
                                                                         ============    =============    ==============
Supplemental cash flow information:
       Cash paid during the period for:
         Interest ...................................................    $     38,330    $      33,368    $       32,955
                                                                         ============    =============    ==============
         Income taxes................................................    $     47,164    $      31,951    $       37,407
                                                                         ============    =============    ==============



The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                                     -A-29-

                                               WISCONSIN POWER AND LIGHT COMPANY
                                           CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                                    December 31,
                                                                                         ---------------------------------
                                                                                                 1999             1998
                                                                                         ---------------------------------
                                                                                                    (in thousands
                                                                                                except share amounts)

Common equity:
    Common stock--$5.00 par value--authorized 18,000,000 shares;
       13,236,601 shares outstanding.................................................    $      66,183    $       66,183
    Additional paid-in capital.......................................................          229,438           199,438
    Retained earnings................................................................          303,476           294,309
                                                                                               -------           -------
                                                                                               599,097           559,930
                                                                                               -------           -------
Cumulative preferred stock:
    Cumulative, without par value, not mandatorily redeemable--authorized
       3,750,000 shares, maximum aggregate stated value $150,000,000:
         $100 stated value--4.50% series, 99,970 shares outstanding..................            9,997             9,997
         $100 stated value--4.80% series, 74,912 shares outstanding..................            7,491             7,491
         $100 stated value--4.96% series, 64,979 shares outstanding..................            6,498             6,498
         $100 stated value--4.40% series, 29,957 shares outstanding..................            2,996             2,996
         $100 stated value--4.76% series, 29,947 shares outstanding..................            2,995             2,995
         $100 stated value--6.20% series, 150,000 shares outstanding.................           15,000            15,000
           $25 stated value--6.50% series, 599,460 shares outstanding................           14,986            14,986
                                                                                                ------            ------
                                                                                                59,963            59,963
                                                                                                ------            ------
Long-term debt:
    First Mortgage Bonds:
       1984 Series A, variable rate (5.00% at December 31, 1999), due 2014...........            8,500             8,500
       1988 Series A, variable rate (5.60% at December 31, 1999), due 2015...........           14,600            14,600
       1990 Series V, 9.3%, due 2025.................................................           27,000            27,000
       1991 Series A, variable rate (4.75% at December 31, 1999), due 2015...........           16,000            16,000
       1991 Series B, variable rate (4.75% at December 31, 1999), due 2005...........           16,000            16,000
       1991 Series C, variable rate (4.75% at December 31, 1999), due 2000...........            1,000             1,000
       1991 Series D, variable rate (4.75% at December 31, 1999), due 2000...........              875               875
       1992 Series W, 8.6%, due 2027.................................................           90,000            90,000
       1992 Series X, 7.75%, due 2004................................................           62,000            62,000
       1992 Series Y, 7.6%, due 2005.................................................           72,000            72,000
                                                                                                ------            ------
                                                                                               307,975           307,975
    Debentures, 7%, due 2007.........................................................          105,000           105,000
    Debentures, 5.7%, due 2008.......................................................           60,000            60,000
                                                                                                ------            ------
                                                                                               472,975           472,975
                                                                                               -------           -------
    Less:
       Current maturities............................................................           (1,875)               --
       Variable rate demand bonds....................................................          (55,100)          (56,975)
       Unamortized debt premium and (discount), net..................................           (1,327)           (1,421)
                                                                                                ------            ------
                                                                                               414,673           414,579
                                                                                               -------           -------
Total capitalization.................................................................    $   1,073,733    $    1,034,472
                                                                                         =============    ==============

            The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                                     -A-30-

                    WISCONSIN POWER AND LIGHT COMPANY
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  General

The Consolidated Financial Statements include the accounts of WP&L and its consolidated subsidiaries. WP&L is a subsidiary of Alliant Energy and is engaged principally in the generation, transmission, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and water services. Nearly all of WP&L's retail customers are located in south and central Wisconsin. WP&L's principal consolidated subsidiary is South Beloit.

The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis. The financial statements are prepared in conformity with generally accepted accounting principles, which give recognition to the rate making and accounting practices of FERC and state commissions having regulatory jurisdiction. Certain prior period amounts have been reclassified on a basis consistent with the current year presentation.

Unconsolidated investments for which WP&L has at least a 20% voting interest are generally accounted for under the equity method of accounting. These investments are stated at acquisition cost, increased
or decreased for WP&L's   equity  in  net   income  or  loss,   which  is
included   in "Miscellaneous,  net"  in the  Consolidated  Statements  of
Income and decreased for any dividends received. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method.

The preparation of the financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b)  Regulation

WP&L is subject to regulation by the FERC, the PSCW and the ICC.

(c)  Regulatory Assets

WP&L is subject to the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for unregulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates. At December 31, 1999 and 1998, WP&L's regulatory assets of $85.9 million and $80.0 million, respectively, were comprised of the following items (in millions):

                                                             1999   1998
                                                             ----   ----

Tax-related (Note 1(d)).................................... $43.4  $49.3
Energy efficiency program costs............................   7.0     --
Environmental liabilities (Note 11(e)).....................  19.1   19.5
Other......................................................  16.4   11.2
                                                             ----   ----
                                                            $85.9  $80.0
                                                            =====  =====

Refer to the individual notes referenced above for a further discussion of certain items reflected in regulatory assets. If a portion of WP&L's operations become no longer subject to the provisions of SFAS 71 as a result of competitive restructuring or otherwise, a write-down of related regulatory assets would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under

                                     -A-31-
generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, WP&L would be required to determine any impairment to other assets and write-down such assets to their fair value.

(d)  Income Taxes

Alliant Energy follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the financial statements. Deferred taxes are recorded using currently enacted tax rates.

Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related accumulated deferred income taxes are reversed to income. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property. As part of the affordable housing and oil and gas production businesses, Alliant Energy is eligible to claim certain tax credits. These tax credits reduce current federal taxes to the extent Alliant Energy has consolidated taxes payable.

The PSCW has allowed rate recovery of deferred taxes on all temporary differences since August 1991. WP&L established a regulatory asset associated with those temporary differences occurring prior to August 1991 that will be recovered in future rates.

Alliant Energy files a consolidated federal income tax return. Under the terms of an agreement between Alliant Energy and its subsidiaries, the subsidiaries calculate their respective federal income tax provisions and make payments to or receive payments from Alliant Energy as if they were separate taxable entities.

(e)  Temporary Cash Investments

Temporary cash investments are stated at cost, which approximates market value, and are considered cash equivalents for the Consolidated Statements of Cash Flows. These investments consist of short-term liquid investments that have maturities of less than 90 days from the date of acquisition.

(f)  Depreciation of Utility Property, Plant and Equipment


WP&L uses the straight-line depreciation method as approved by the PSCW. The remaining life of Kewaunee, of which WP&L is a co-owner, is based on the PSCW approved revised end-of-life of 2002 (prior to May 1997 the calculation was based on the NRC license end-of-life of 2013). Depreciation expense related to the decommissioning of Kewaunee is discussed in Note 11(g). The average rates of depreciation for electric and gas properties of WP&L, consistent with current rate making practices, were as follows:

                                   1999      1998      1997
                                   ---       ----      ----

Electric....................       3.6%      3.6%      3.6%
Gas.........................       3.9%      3.8%      3.8%

(g)  Property, Plant and Equipment

Utility plant is recorded at original cost, which includes overhead and administrative costs and AFUDC. AFUDC, which represents the cost during the construction period of funds used for construction purposes, is capitalized as a component of the cost of utility plant. The amount of AFUDC applicable to debt funds and to other (equity) funds, a non-cash item, is computed in accordance with the prescribed FERC formula. These capitalized costs are recovered in rates as the cost of the utility plant is depreciated. WP&L's aggregate gross rates used for 1999, 1998 and 1997 were 5.4%, 5.2% and 6.2%, respectively.

Other property, plant and equipment is recorded at original cost. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any

                                     -A-32-
gain or loss is included in "Miscellaneous, net" in the Consolidated Statements of Income. Normal repairs, maintenance and minor items of utility plant and other property, plant and equipment are expensed. Ordinary retirements of utility plant, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts and no gain or loss is recognized.

(h)  Operating Revenues

WP&L accrues revenues for services rendered but unbilled at month-end in order to more properly match revenues with expenses. In accordance with an order from the PSCW, effective January 1, 1998, off-system gas sales for WP&L are included in the Consolidated Statements of Income as a reduction of the cost of gas sold rather than as gas revenues. Off-system gas sales at WP&L were $12.8 million, $11.5 million and $11.1 million in 1999, 1998 and 1997, respectively.

(i)  Utility Fuel Cost Recovery

WP&L's retail electric rates are based in part on forecasted fuel and purchased-power costs. Under PSCW rules, Wisconsin utilities can seek emergency rate increases if the annual costs are more than 3% higher than the estimated costs used to establish rates. WP&L has a gas performance incentive which includes a sharing mechanism whereby 40% of all gains and losses relative to current commodity prices, as well as other benchmarks, are retained by WP&L rather than refunded to or recovered from customers.

(j)  Nuclear Refueling Outage Costs

Operating expenses incurred during refueling outages at Kewaunee are expensed by WP&L as incurred.

(k)  Nuclear Fuel

Nuclear fuel for Kewaunee is recorded at its original cost and is amortized to expense based upon the quantity of heat produced for the generation of electricity. This accumulated amortization assumes spent nuclear fuel will have no residual value. Estimated future disposal costs of such fuel are expensed based on kilowatt-hours generated.

(l)  Derivative Financial Instruments

From time to time, Alliant Energy uses derivative financial instruments to hedge exposures to fluctuations in interest rates, certain commodity prices and volatility in a portion of natural gas sales volumes due to weather. These instruments are used to mitigate risks and are not to be used for speculative purposes. Under the deferral method of accounting, gains and losses related to derivatives that qualify as hedges are recognized in earnings when the underlying hedged item or physical transaction is recognized in income.

Alliant Energy is exposed to losses related to financial instruments in the event of counterparties' nonperformance. Alliant Energy has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate its exposure to counterparty credit risk. Alliant Energy is not aware of any counterparties that will fail to meet their obligations.

Refer  to  Note  10  for  a  further   discussion  of  Alliant  Energy's
derivative financial instruments.


(2)  MERGER

On April 21, 1998, IES, WPLH and IPC completed a merger forming Alliant Energy. The merger was accounted for as a pooling of interests and the accompanying Consolidated Financial Statements, along with the related notes, are presented as if the companies were combined as of the earliest period presented.

In association with the merger, Alliant Energy eliminated 167 positions in 1998. As a result, Alliant Energy recorded $15 million of expenses during 1998 in "Other operation" expense related to the employee separation benefits to be paid to the impacted employees. The bulk of the positions eliminated were administrative in nature and resulted from no longer needing certain duplicative positions given the consolidation of the three companies. The departure dates for the

                                     -A-33-
impacted employees varied based on the need for their services during the transition period as well as certain other factors. The balance of the accrual at December 31, 1999 and 1998 was $1.0 million and $5.7 million, respectively. As of December 31, 1999, all of the terminated employees had actually left the organization. As of December 31, 1998, 156 of the terminated employees had actually left the organization. The balance remaining in the accrued liability at December 31, 1999 related to payments to certain terminated executives that were being paid out over a 18-36 month period pursuant to the terms of their respective severance agreements. The only significant adjustments made to the liability after the initial accrual were to reflect the actual payments of the employee separation benefits.

(3)  LEASES

WP&L's  operating  lease rental  expenses  for 1999,  1998 and 1997 were
$7.7 million,   $6.4 million  and  $5.5 million,   respectively.  WP&L's
future minimum lease payments by year are as follows (in millions):

                                                              Operating
Year                                                           Leases
----                                                          ----------

2000..........................................................  $ 8.0
2001..........................................................    7.6
2002..........................................................    6.2
2003..........................................................    4.9
2004..........................................................    4.5
Thereafter....................................................   25.3
                                                                 ----
                                                                $56.5
                                                                =====

(4)  UTILITY ACCOUNTS RECEIVABLE

Utility customer accounts receivable, including unbilled revenues, arise primarily from the sale of electricity and natural gas. At December 31, 1999, WP&L was serving a diversified base of residential, commercial and industrial customers and did not have any significant concentrations of credit risk.

Similar accounts receivable financing arrangements exist for WP&L which sells up to a pre-determined maximum amount of accounts receivable to a financial institution on a limited recourse basis. Accounts receivable sold include receivables arising from sales to customers and to other public, municipal and cooperative utilities, as well as from billings to the co-owners of the jointly-owned electric generating plants operated by WP&L. The amounts are discounted at the then-prevailing market rate and additional administrative fees are payable according to the activity levels undertaken. All billing and collection functions remain the responsibility of WP&L. Specifics of WP&L's agreement include (dollars in millions):

Year agreement expires........................................     2000
Maximum amount of receivables that can be sold................   $  150
Effective 1999 all-in cost....................................     5.58%
Average monthly sale of receivables--1999.....................   $   73
                                   --1998.....................   $   83
Receivables sold at December 31, 1999.........................   $   67

For additional  information on the accounts receivable  programs,  refer
to  the   "Liquidity  and  Capital   Resources--Financing   and  Capital
Structure" section of MD&A.

(5)  INCOME TAXES

The components of federal and state income taxes for WP&L for the years ended December 31 were as follows (in millions):


                                               1999     1998      1997
                                               -----   -------    -----
Current tax expense...............            $ 58.4   $ 32.2    $38.8
Deferred tax expense..............             (10.7)    (5.6)     4.9
Amortization of investment tax credits          (1.9)    (1.9)    (1.9)
                                                ----     ----     ----
                                              $ 45.8   $ 24.7    $41.8
                                              ======   ======    =====


                                     -A-34-

The overall effective income tax rates shown below for the years ended December 31 were computed by dividing total income tax expense by income before income taxes.

                                                                    1999         1998         1997
                                                                    ----         ----         ----

Statutory federal income tax rate.........................          35.0%        35.0%        35.0%
    State income taxes, net of federal benefits...........           6.3          7.8          5.7
    Amortization of investment tax credits................          (1.6)        (3.1)        (1.7)
    Adjustment of prior period taxes......................          (0.3)        --           (2.1)
    Merger expenses.......................................          --            2.5          0.3
    Amortization of excess deferred taxes.................          (1.3)        (2.5)        (1.3)
    Other items, net......................................           1.1          1.3          1.1
                                                                     ---          ---          ---
Overall effective income tax rate                                   39.2%        41.0%        37.0%
                                                                    ====         ====         ====

The accumulated deferred income taxes (assets) and liabilities as set forth below on the Consolidated Balance Sheets at December 31 arise from the following temporary differences (in millions):

                                                      1999       1998
                                                      ----       ----
Property related................................   $ 271.9     $ 282.7
Investment tax credit related...................     (21.0)      (22.2)
Other...........................................     (15.1)      (15.0)
                                                     -----       -----
                                                   $ 235.8     $ 245.5
                                                   ========    ========

(6)  PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

WP&L has a non-contributory, defined benefit pension plan that covers substantially all of its employees who are subject to a collective bargaining agreement. Plan benefits are generally based on years of service and levels of compensation. Effective in 1998, eligible employees of WP&L that are not subject to a collective bargaining agreement are covered by the Alliant Energy Cash Balance Pension Plan, a non-contributory defined benefit pension plan. The projected unit credit actuarial cost method was used to compute pension cost and the accumulated and projected benefit obligations. WP&L's policy is to fund the pension plan at an amount that is at least equal to the minimum funding requirements mandated by ERISA, and that does not exceed the maximum tax deductible amount for the year.

WP&L also provides certain other postretirement benefits to retirees, including medical benefits for retirees and their spouses and, in some cases, retiree life insurance. WP&L's funding policy is generally to fund tax deductible amounts up to the incurred but unclaimed paid medical claim reserve and tax deductible amounts (if any) to the retiree medical account within the Cash Balance Pension Plan.

      The weighted-average assumptions as of the measurement date of September 30 are as follows:

                                                                                                Other Postretirement
                                                          Qualified Pension Benefits                   Benefits
                                                        --------------------------------  ---------------------------------
                                                        1999       1998         1997        1999        1998      1997
                                                        --------------------------------  ---------------------------------
Discount rate........................................  7.75%      6.75%         7.25%       7.75%       6.75%    7.25%
Expected return on plan assets.......................     9%         9%            9%          9%          9%       9%
Rate of compensation increase........................   3.5%       3.5%      3.5-4.5%        3.5%        3.5%     3.5%
Medical cost trend on covered charges:
    Initial trend range..............................    N/A        N/A           N/A          7%          8%       8%
    Ultimate trend range.............................    N/A        N/A           N/A          5%          5%       5%



                                     -A-35-

      The components of WP&L's qualified pension benefits and other postretirement benefits costs are as follows (in millions):

                                                      Qualified Pension Benefits           Other Postretirement Benefits
                                                 -------------------------------------   ----------------------------------
                                                      1999         1998         1997        1999         1998       1997
                                                 -------------------------------------   ----------------------------------
Service cost................................     $    3.8     $   3.2      $   4.8       $   1.6      $   1.7      $   1.8
Interest cost...............................          8.9         8.5         13.9           2.7          2.6          3.3
Expected return on plan assets..............        (12.9)      (12.8)       (19.2)         (1.5)        (1.5)        (1.1)
Amortization of:
   Transition obligation (asset)............         (2.1)       (2.1)        (2.4)          1.2          1.3          1.5
   Prior service cost.......................          0.4         0.5          0.4            --           --           --
   Actuarial loss (gain)....................          0.2          --           --          (0.9)        (1.1)        (0.3)
                                                 ---------     --------      -------       -------      -------      -------
         Total..............................     $   (1.7)    $  (2.7)     $  (2.5)      $   3.1      $   3.0      $   5.2
                                                 =========     ========      =======       =======      =======      =======

During 1998 and 1997, WP&L recognized an additional $0.6 million and $1.3 million, respectively, of costs in accordance with SFAS 88. The charges were for severance and early retirement programs in the respective years. In addition, during 1998 and 1997, WP&L recognized $3.6 million and $1.7 million, respectively, of curtailment charges relating to WP&L's other postretirement benefits.

The pension benefit cost shown above (and in the following tables) for 1999 and 1998 represents only the pension benefit cost for bargaining unit employees of WP&L covered under the bargaining unit pension plan that is sponsored by WP&L. The pension benefit cost for WP&L's non-bargaining employees who are now participants in other Alliant
Energy plans was ($1.8) million and $3.0 million for 1999 and 1998, respectively, including a special charge of $3.6 million in 1998 for severance and early retirement window programs. In addition, Corporate Services provides services to WP&L. The allocated pension benefit costs associated with these services was $1.2 million and $0.6 million for 1999 and 1998, respectively. The other postretirement benefit cost shown above for each period (and in the following tables) represents the other postretirement benefit cost for all WP&L employees. The allocated other postretirement benefit cost associated with Corporate Services for WP&L was $0.4 million and $0.2 million for 1999 and 1998, respectively.

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A one percent change in the medical trend rates for 1999, holding all other assumptions constant, would have the following effects (in millions):

                                                 1 Percent      1 Percent
                                                 Increase       Decrease
                                                 -----------------------
Effect on total of service and
   interest cost components....................     $0.3         ($0.3)
Effect on postretirement benefit obligation....     $1.5         ($1.5)


                                     -A-36-

      A reconciliation of the funded status of WP&L's plans to the amounts recognized on WP&L's Consolidated Balance Sheets at December 31 is presented below (in millions):

                                                                                                              Other
                                                                              Qualified Pension           Postretirement
                                                                                 Benefits                    Benefits
                                                                         ------------------------   ---------------------------
                                                                               1999        1998          1999        1998
                                                                         ------------------------   --------------------------

Change in benefit obligation:
    Net benefit obligation at beginning of year.......................    $    132.3    $  205.1    $    40.3     $   47.1
    Transfer of obligations to other Alliant Energy plans.............          --         (91.9)        --           --
    Service cost......................................................           3.8         3.2          1.6          1.7
    Interest cost.....................................................           8.9         8.5          2.7          2.6
    Plan participants' contributions..................................          --          --            1.2          0.8
    Actuarial loss (gain).............................................         (20.8)       12.2          0.8         (9.7)
    Curtailments......................................................          --          --           --            0.7
    Special termination benefits......................................          --           0.6         --           --
    Gross benefits paid...............................................          (7.0)       (5.4)        (4.2)        (2.9)
                                                                           ----------    --------    ----------      ------
       Net benefit obligation at end of year..........................         117.2       132.3         42.4         40.3
                                                                           ----------    --------    ----------      ------
Change in plan assets:
    Fair value of plan assets at beginning of year....................         137.5       244.4         15.1         16.1
    Transfer of assets to other Alliant Energy plans..................          --        (100.2)        --           --
    Actual return on plan assets......................................          17.1        (1.3)         1.8          1.1
    Employer contributions............................................          --          --            4.0         --
    Plan participants' contributions..................................          --          --            1.2          0.8
    Gross benefits paid...............................................          (7.0)       (5.4)        (4.2)        (2.9)
                                                                           ----------    --------    ----------      ------
       Fair value of plan assets at end of year.......................         147.6       137.5         17.9         15.1
                                                                           ----------    --------    ----------      ------
Funded status at end of year..........................................          30.4         5.2        (24.5)       (25.2)
Unrecognized net actuarial loss (gain)................................           0.8        26.0        (14.5)       (17.0)
Unrecognized prior service cost.......................................           4.7         5.1         (0.2)        (0.2)
Unrecognized net transition obligation (asset)........................          (5.8)       (7.9)        14.9         17.2
                                                                          ----------    ---------    ----------      ------
       Net amount recognized at end of year...........................    $     30.1    $   28.4       ($24.3)      ($25.2)
                                                                          ----------    ---------    ----------      ------
Amounts recognized on the Consolidated Balance Sheets
    consist of:
    Prepaid benefit cost..............................................    $     30.1    $    28.4   $     0.6     $    0.4
    Accrued benefit cost..............................................            --           --       (24.9)       (25.6)
                                                                          ----------    ---------    ----------      ------
    Net amount recognized at measurement date.........................          30.1         28.4       (24.3)       (25.2)
                                                                          ----------    ---------    ----------      ------
Contributions paid after 9/30 and prior to 12/31......................            --           --         1.0          2.1
                                                                          ----------    ---------    ----------      ------
    Net amount recognized at 12/31....................................    $     30.1    $    28.4      ($23.3)      ($23.1)
                                                                          ==========    =========    ==========      ======


Alliant Energy sponsors several non-qualified pension plans which cover certain current and former officers. The pension expense allocated to WP&L for these plans was $0.8 million, $0.8 million and $0.5 million in 1999, 1998 and 1997, respectively.

WP&L employees also participate in defined contribution pension plans (401(k) plans) covering substantially all employees. WP&L's contributions to the plans, which are based on the participants' level of contribution, were $2.0 million, $2.4 million and $2.8 million in 1999, 1998 and 1997, respectively.

The benefit obligation and fair value of plan assets for the postretirement welfare plans with benefit obligations in excess of plan assets were $36.5 million and $8.4 million as of September 30, 1999 and $33.4 million and $6.2 million, respectively, as of September 30, 1998.

                                     -A-37-

(7) COMMON, PREFERRED AND PREFERENCE STOCK

(a)  Common Stock

WP&L has common stock dividend restrictions based on its respective bond indentures and articles of incorporation. WP&L has restrictions on the payment of common stock dividends that are commonly found with preferred stock. WP&L's common stock dividends are restricted to the extent that such dividend would reduce the common stock equity ratio to less than 25%. Also at WP&L, in rate order UR-110, the PSCW ordered that it must approve the payment of dividends by WP&L to Alliant Energy that are in excess of the level forecasted in the rate order ($58.3 million), if such dividends would reduce WP&L's average common equity ratio below 52.00% of total capitalization. The dividends paid by WP&L to Alliant Energy since the rate order was issued have not exceeded the level forecasted in the rate order.

All non-employee directors are eligible to receive a 25% matching contribution in Alliant Energy common stock for limited cash purchases, up to $10,000, of Alliant Energy's common stock through Alliant Energy's Shareowner Direct Plan. Matching contributions of $2,500 each were made to nine directors in 1999.

(b)  Preferred and Preference Stock

The carrying value of WP&L's cumulative preferred stock at December 31, 1999 and 1998 was $60 million. The fair market value, based upon the market yield of similar securities and quoted market prices, at
December 31,   1999   and   1998  was   $49 million   and   $55 million,
respectively.

(8) DEBT

(a)  Short-Term Debt

WP&L participates in a utility money pool with IESU and IPC that is funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowing amounts. The PSCW has restricted WP&L from lending money to non-utility affiliates and non-Wisconsin utilities. As a result, WP&L is prohibited from lending money to the utility money pool but is able to borrow money from the utility money pool. Information regarding WP&L's short-term debt is as follows (dollars in millions):

                                                                              1999               1998              1997
                                                                            -----------------------------------------------
As of year end:
   Commercial paper outstanding......................................          $--                $--              $81.0
   Notes payable outstanding.........................................          $--               $50.0              $--
   Money pool borrowings.............................................        $125.7              $26.8              $--
   Discount rates on commercial paper................................          N/A                N/A            5.82-5.90%
   Interest rate on notes payable....................................          N/A               5.44%              N/A
   Interest rate on money pool borrowings............................         5.84%              5.17%              N/A
For the year ended:
   Average amount of short-term debt (based on daily outstanding balances)    $77.1              $48.4             $49.2
   Average interest rate on short-term debt..........................         5.22%              5.55%             5.64%


                                     -A-38-

(b)  Long-Term Debt

WP&L's debt maturities (excluding periodic sinking fund requirements, which will not require additional cash expenditures) for 2000 to 2004 are $1.9 million, $0, $0, $0 and $62.0 million, respectively.

The carrying value of WP&L's long-term debt at December 31, 1999 and 1998 was $472 million. The fair market value, based upon the market yield of similar securities and quoted market prices, at December 31, 1999 and 1998 was $469 million and $513 million, respectively.

(9) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Information relating to other financial instruments held by WP&L is as follows (in millions):

                                                   December 31, 1999                   December 31, 1998
                                         ----------------------------------  --------------------------------------
                                                                 Gross                                  Gross
                                         Carrying     Fair     Unrealized     Carrying     Fair       Unrealized
                                           Value     Value   Gains/(Losses)     Value     Value         Gains
                                         ----------------------------------  --------------------------------------

Nuclear decommissioning trust funds:
   Equity securities...................   $  65      $  65         $ 45        $  53      $  53        $    27
   Debt securities.....................     101        101           (3)          81         81              1
                                          ------     ------        -----       -----      ------       --------
         Total.........................   $ 166      $ 166         $ 42        $ 134      $ 134        $    28
                                          ======     ======        =====       ======     ======       ========


The carrying amount of WP&L's current assets and current liabilities approximates fair value because of the short maturity of such financial instruments.

As required by SFAS 115, WP&L's debt and equity security investments in the nuclear decommissioning trust funds are classified as available for sale. The fair market value of the nuclear decommissioning trust funds is as reported by the trustee, adjusted for the tax effect of unrealized gains and losses. Net unrealized holding gains were recorded as part of accumulated provision for depreciation. The funds realized gains from the sales of securities of $4.1 million, $0.8 million and
$0.1 million in 1999, 1998 and 1997, respectively (cost of the investments based on specific identification were $86.2 million, $57.6 million and $54.0 million, respectively). Since WP&L is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of its financial instruments may not be realized by WP&L's parent.

Refer to Note 10 for a discussion of WP&L's derivative financial instruments.

(10) DERIVATIVE FINANCIAL INSTRUMENTS

Information relating to derivative financial instruments utilized by WP&L is as follows:

(a)  Interest Rate Swaps

At December 31, 1999, WP&L had two interest rate swap agreements outstanding (both expiring in January 2000), with an aggregate notional amount of $30 million. The agreements converted variable rate debt into fixed rate debt. If WP&L had terminated the agreements at December 31, 1999, WP&L would have made an insignificant payment. Settlements on these swaps occurring during the year were recorded as a component of interest expense.

(b)  Utility Gas Commodities Instruments

WP&L uses gas commodity swaps to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during

                                     -A-39-
the  winter  months.   The  notional   amount  of  gas  commodity  swaps
outstanding  as of  December 31,  1999  and  1998  was  1.9 million  and
5.8 million dekatherms, respectively. Unrealized gains/losses are deferred and accounted for as hedges of the fair value of the gas in storage as the indexed price WP&L pays is highly correlated to the market price that WP&L will receive from customers under the current rate making structure. If WP&L had terminated all of the agreements existing at December 31, 1999 and 1998, WP&L would have realized an estimated gain of $0.1 million and $0.8 million, respectively, based on current NYMEX gas futures contracts adjusted for the proper basis differential. Settlements of these swaps are recorded as an adjustment to the cost of gas sold in the period that coincides with the withdrawal and sale of the hedged gas in storage.

(c)  Weather Derivatives

WP&L uses weather derivatives to reduce the impact of weather volatility on its natural gas sales volumes. In September 1998, WP&L entered into a non-exchange traded "weather collar" with a contract period commencing on November 1, 1998 and ending on March 31, 1999. The maximum amount to be paid or received under the collar was $5,000,000. WP&L recognized a gain in "Miscellaneous, net" on this collar of $2.5 million in the first quarter of 1999 upon termination of the collar. In August 1999, WP&L entered into a non-exchange traded "weather collar" with a contract period commencing on November 1, 1999 and ending on March 31, 2000. The maximum payment amount is $5,000,000. Pursuant to the requirements of EITF-99-2, WP&L is accounting for this instrument using the intrinsic value method and recognized an unrealized gain in "Miscellaneous, net" of $2.4 million in the fourth quarter of 1999.

(d)  Nuclear Decommissioning Trust Fund Investments

WP&L entered into an equity collar that uses written options to mitigate the effect of significant market fluctuations on its common stock investments in its nuclear decommissioning trust funds. The program is designed to protect the portfolio's value while allowing the funds to earn a total return modestly in excess of long-term expectations over the two-year hedge period, which expires September 2000. The notional amount of the options was $78 million and $52 million at December 31, 1999 and 1998, respectively. The options are reported at fair market value each reporting period. These fair value changes do not impact net income as they are recorded as equally offsetting changes in the investment in nuclear decommissioning trust funds and accumulated depreciation. The option liability fair value exceeded the premium received by $17.8 million and $8.9 million at December 31, 1999 and December 31, 1998, respectively, as reported by the trustee.

(11)  COMMITMENTS AND CONTINGENCIES

(a) Construction and Acquisition Program

WP&L's  construction  and acquisition  expenditures  for the years ended
December 31, 1999 and 1998 were $132 million and $117 million, respectively. WP&L's anticipated construction and acquisition expenditures for 2000 are estimated to be approximately $143 million, of which 45% is for electric transmission and distribution, 25% for electric generation, 15% for information technology and the remaining 15% represents miscellaneous electric, gas, water and general expenditures. WP&L's construction and acquisition expenditures are projected to be $166 million in 2001, $181 million in 2002, $192 million in 2003 and $136 million in 2004, which include expenditures to comply with NOx emissions reductions as discussed in "Other Matters--Environmental."

                                     -A-40-

(b)  Purchased-Power, Coal and Natural Gas Contracts

Corporate Services has entered into purchased-power capacity contracts as agent for WP&L, IESU and IPC. Based on the System Coordination and Operating Agreement, Alliant Energy annually allocates purchased-power contracts to the individual utilities. Such process considers factors such as resource mix, load growth and resource availability. See Note 15 for additional information. In addition, Corporate Services has entered into various coal contracts as agent for WP&L, IESU and IPC. Contract quantities are allocated to specific plants at the individual utilities based on various factors including projected heat input requirements, combustion compatibility and efficiency. However, in 2000 and 2001, system-wide contracts of $24.6 million (6.5 million tons) and $12.5 million (3.6 million tons), respectively, have not yet been allocated to the individual utilities due to the need for additional analysis of combustion compatibility and efficiency. The minimum commitments directly assigned to WP&L are as follows (dollars in millions, tons in thousands):

                                                      Coal
                                                   (including
                      Purchased-Power            transportation)
                   --------------------     --------------------------
                   Dollars       MWHs         Dollars          Tons
                   --------------------     --------------------------

2000............    $79.8       1,509         $16.8           5,269
2001............     59.2         864          14.0           4,557
2002............     43.9         219           9.8           3,707
2003............     33.4         219           5.4           2,957
2004............     25.2         219           5.4           2,957


Corporate Services is in the process of negotiating several new coal contracts. In addition, it expects to supplement its coal contracts with spot market purchases to fulfill its future fossil fuel needs. WP&L also has various natural gas supply, transportation and storage contracts outstanding. The minimum dekatherm commitments, in millions, for 2000-2004 are 60.0, 44.9, 42.6, 34.6 and 7.4, respectively. The minimum dollar commitments for 2000-2004, in millions, are $27.9, $18.5, $14.6, $12.0 and $1.9, respectively. The gas supply commitments are all index-based. WP&L expects to supplement its natural gas supply with spot market purchases as needed.

(c)  Information Technology Services

Alliant  Energy  has an  agreement,  expiring  in  2004,  with  EDS  for information technology services. WP&L's anticipated operating and capital expenditures under the agreement for 2000 are estimated to total approximately $2 million. Future costs under the agreement are variable and are dependent upon WP&L's level of usage of technological services from EDS.

(d)  Nuclear Insurance Programs

Public liability for nuclear accidents is governed by the Price Anderson Act of 1988, which sets a statutory limit of $9.5 billion for liability to the public for a single nuclear power plant incident and requires nuclear power plant operators to provide financial protection for this amount. Under the industry-wide plan, each operating licensed nuclear reactor in the U.S. is subject to an assessment in the event of a nuclear incident at any nuclear plant in the U.S. These limits are subject to adjustments for changes in the number of participants and inflation in future years. WP&L, as a 41% owner of Kewaunee, is subject to an overall assessment of approximately $36.1 million per incident, not to exceed $4.1 million payable in any given year.

WP&L is a member of NEIL, which provides $1.8 billion of insurance coverage for WP&L on certain property losses for property damage, decontamination and premature decommissioning. The proceeds from such insurance, however, must first be used for reactor stabilization and site decontamination before they can be used for plant repair and premature decommissioning. NEIL also provides separate coverage for additional expense incurred during certain outages. Owners of nuclear generating stations insured through NEIL are subject to retroactive premium adjustments if losses exceed accumulated reserve funds.

                                     -A-41-

NEIL's accumulated reserve funds are currently sufficient to more than cover its exposure in the event of a single incident under the primary and excess property damage or additional expense coverages. However, WP&L could be assessed annually a maximum of $1.1 million for NEIL primary property, $1.6 million for NEIL excess property and $0.4 million for NEIL additional expense coverage. WP&L is not aware of any losses that they believe are likely to result in an assessment.

In the unlikely event of a catastrophic loss at Kewaunee, the amount of insurance available may not be adequate to cover property damage, decontamination and premature decommissioning. Uninsured losses, to the extent not recovered through rates, would be borne by WP&L and could have a material adverse effect on WP&L's financial condition and results of operations.

(e)  Environmental Liabilities

WP&L  had  recorded  the  following   environmental   liabilities,   and
regulatory assets associated with certain of these liabilities, as of December 31 (in millions):

                                                          1999    1998
                                                          -----   -----
Environmental liabilities
  MGP sites.............................................   $7.3   $7.7
  NEPA..................................................    4.1    4.6
  Other.................................................    0.1     --
                                                          -----  -----
                                                          $11.5  $12.3
                                                          =====  =====


                                                          1999    1998
                                                          ----    ----
Regulatory assets
  MGP sites.............................................  $14.2  $14.1
  NEPA..................................................    4.9    5.4
  Other.................................................    --     --
                                                          -----  -----
                                                          $19.1  $19.5
                                                          =====  =====

WP&L's significant environmental liabilities are discussed further below.

  Manufactured Gas Plant Sites

WP&L has current or previous ownership interests in 14 sites, previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WP&L is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment. WP&L believes that it has completed the remediation at various sites, although it is still in the process of obtaining final approval from the applicable environmental agencies for some of these sites.

WP&L records environmental liabilities based upon periodic studies, most recently updated in the third quarter of 1999, related to the MGP sites. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures made and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value.

Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of all WP&L sites to be approximately $6 million to $8 million.

Under the current rate making treatment approved by the PSCW, the MGP expenditures of WP&L, net of any insurance proceeds, are deferred and collected from gas customers over a five-year period after new rates

                                     -A-42-
are implemented. As a result, regulatory assets have been recorded by WP&L which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, WP&L believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its respective financial conditions or results of operations.

Settlement has been reached with all of WP&L's insurance carriers regarding reimbursement for its MGP-related costs and all issues have been resolved. Insurance recoveries of $2.1 million were available as of December 31, 1999 and 1998. Pursuant to its applicable rate making treatment, WP&L has recorded its recoveries as an offset against its regulatory assets.

  National Energy Policy Act of 1992

NEPA requires owners of nuclear power plants to pay a special assessment into a "Uranium Enrichment Decontamination and Decommissioning Fund." The assessment is based upon prior nuclear fuel purchases. Alliant Energy continues to pursue relief from this assessment through litigation.

(f)  Spent Nuclear Fuel

Nuclear Waste Policy Act of 1982 assigned responsibility to the DOE to establish a facility for the ultimate disposition of high level waste and spent nuclear fuel and authorized the DOE to enter into contracts with parties for the disposal of such material beginning in January 1998. WP&L entered into such contracts and has made the agreed payments to the Nuclear Waste Fund held by the U.S. Treasury. WP&L was subsequently notified by the DOE that it was not able to begin acceptance of spent nuclear fuel by the January 31, 1998 deadline. Furthermore, the DOE has experienced significant delays in its efforts and material acceptance is now expected to occur no earlier than 2010 with the possibility of further delay being likely. Alliant Energy has participated in several litigation proceedings against the DOE on this issue and the respective courts have affirmed the DOE's responsibility for spent nuclear fuel acceptance. Alliant Energy is evaluating its options for recovery of damages due to the DOE's delay in accepting spent nuclear fuel.

The Nuclear Waste Policy Act of 1982 assigns responsibility for interim storage of spent nuclear fuel to generators of such spent nuclear fuel, such as WP&L. In accordance with this responsibility, WP&L has been storing spent nuclear fuel on site at Kewaunee since plant operations began. With minor modifications planned for 2001, Kewaunee would have sufficient fuel storage capacity to store all of the fuel it will generate through the end of the NRC license life in 2013. No decisions have been made concerning post-shutdown storage needs. Legislation is being considered on the federal level that would, among other provisions, expand the DOE's permanent spent nuclear fuel storage to include interim storage for spent nuclear fuel as early as 2003. This legislation has been passed in the U.S. Senate and submitted in the U.S. House. The prospects for the legislation being approved by the U.S. Senate and the President, and subsequent successful implementation by the DOE, are uncertain at this time.

(g)  Decommissioning of Kewaunee

Pursuant to the most recent electric rate case order, the PSCW allows WP&L to recover $16 million annually for its share of the cost to decommission Kewaunee. Decommissioning expense is included in
"Depreciation and amortization" in the Consolidated Statements of Income and the cumulative amount is included in "Accumulated depreciation" on the Consolidated Balance Sheets to the extent recovered through rates.

                                     -A-43-

Additional information relating to the decommissioning of Kewaunee included in its most recent electric rate order (dollars in millions):

Assumptions relating to current rate recovery figures:
    Alliant Energy's share of estimated decommissioning cost             $200.8
    Year dollars in                                                       1999
    Method to develop estimate                                     Site-specific study
    Annual inflation rate                                                 5.83%
    Decommissioning method                                   Prompt dismantling and removal
    Year decommissioning to commence                                      2013
    After-tax return on external investments:
       Qualified.                                                         5.62%
       Non-qualified                                                      6.97%
External trust fund balance at December 31, 1999                         $166.2
Internal reserve at December 31, 1999                                       --
After-tax losses on external trust funds in 1999                         ($4.3)


WP&L is funding all rate recoveries for decommissioning into external trust funds and funding on a tax-qualified basis to the extent possible. All of the rate recovery assumptions are subject to change in future regulatory proceedings. In accordance with its respective regulatory requirements, WP&L records the earnings on the external trust funds as interest income with a corresponding entry to depreciation expense. The earnings accumulate in the external trust fund balances and in accumulated depreciation on utility plant.

(h)  Legal Proceedings

Alliant Energy is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, Alliant Energy believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition or results of operations.

                                     -A-44-

(12)  JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other Wisconsin utilities, WP&L has undivided ownership interests in jointly-owned electric generating stations and related transmission facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Consolidated Statements of Income. Information relative to WP&L's ownership interest in these facilities at December 31, 1999 is as follows (dollars in millions):

                                                                                   1999                          1998
                                                           Plant     ------------------------------  -------------------------------
                                                         Name-plate             Accumulated                     Accumulated
                                Ownership    In-service     MW       Plant in  Provision for         Plant in  Provision for
                                Interest %      Date     Capacity    Service   Depreciation    CWIP  Service   Depreciation   CWIP
                             -------------------------------------- -------------------------------- -------------------------------

WP&L
    Coal:                                       1975 &
      Columbia Energy Center....  46.2          1978      1,023     $163.2    $   97.8       $ 2.6   $ 161.5   $  93.8   $   1.4
      Edgewater Unit 4..........  68.2          1969        330       52.7        32.0         0.7      52.4      30.8       0.4
      Edgewater Unit 5..........  75.0          1985        380      229.3        92.2         0.6     229.0      85.9       0.2
    Nuclear:
      Kewaunee..................  41.0          1974        535      135.0       100.7        13.6     132.2      93.7       6.4
                                                                     -----       -----        ----     -----      ----       ---
    Total WP&L..................                                    $580.2    $  322.7     $  17.5   $ 575.1   $ 304.2   $   8.4
                                                                    ======    ========     =======   =======   =======   =======


(13)  SEGMENTS OF BUSINESS

WP&L is a regulated domestic utility, serving customers in Wisconsin and Illinois, with three principal business segments: a) electric operations; b) gas operations; and c) other, which includes water operations and the unallocated portions of the utility business. Intersegment revenues were not material to WP&L's operations and there was no single customer whose revenues exceeded 10% or more of WP&L's consolidated revenues.

Certain financial information relating to WP&L's significant business segments is presented below:

                                                                          Electric          Gas          Other      Total
                                                                          ----------------------------------------------------
                                                                                            (in millions)
1999
Operating revenue.....................................................    $  626.6     $   120.8     $    5.1  $    752.5
Depreciation and amortization expense.................................        97.5          14.5          1.0       113.0
Operating income......................................................       139.3          13.8          1.8       154.9
Interest expense, net of AFUDC........................................                                   36.5        36.5
Net income from equity method subsidiaries............................                                   (0.7)       (0.7)
Miscellaneous, net (other than equity income/loss)....................                                    2.5         2.5
Income tax expense....................................................                                   45.8        45.8
Net income............................................................                                   70.8        70.8
Preferred and preference dividends....................................                                    3.3         3.3
Earnings available for common stock...................................                                   67.5        67.5
Total assets..........................................................     1,310.5         200.3        255.3     1,766.1
Investments in equity method subsidiaries.............................                                    5.2         5.2
Construction and acquisition expenditures.............................       111.2          18.2          2.5       131.9



                                     -A-45-

                                                                        Electric          Gas         Other       Total
                                                                        -------------------------------------------------
                                                                                           (in millions)

1998
Operating revenue.................................................    $    614.7     $     111.7    $    5.0   $    731.4
Depreciation and amortization expense.............................         104.7            13.6         0.9        119.2
Operating income..................................................          87.4             3.6         1.7         92.7
Interest expense, net of AFUDC....................................                                      33.5         33.5
Net income from equity method subsidiaries........................                                      (0.8)        (0.8)
Miscellaneous, net (other than equity income/loss)................                                      (0.3)        (0.3)
Income tax expense................................................                                      24.7         24.7
Net income........................................................                                      35.6         35.6
Preferred and preference dividends................................                                       3.3          3.3
Earnings available for common stock...............................                                      32.3         32.3
Total assets......................................................       1,276.4           195.9       212.9      1,685.2
Investments in equity method subsidiaries.........................                                       5.2          5.2
Construction and acquisition expenditures.........................          99.6            16.0         1.5        117.1

1997
Operating revenue.................................................    $    634.1     $     155.9    $    4.7   $    794.7
Depreciation and amortization expense.............................          91.2            12.3         0.8        104.3
Operating income (loss)...........................................         125.9            13.7        (0.5)       139.1
Interest expense, net of AFUDC....................................                                      29.8         29.8
Net income from equity method subsidiaries........................                                      (0.4)        (0.4)
Miscellaneous, net (other than equity income/loss)................                                      (3.3)        (3.3)
Income tax expense................................................                                      41.8         41.8
Net income........................................................                                      71.2         71.2
Preferred and preference dividends................................                                       3.3          3.3
Earnings available for common stock...............................                                      67.9         67.9
Total assets......................................................       1,270.9           193.6       200.1      1,664.6
Investments in equity method subsidiaries.........................                                       5.7          5.7
Construction and acquisition expenditures.........................         101.3            16.1         1.8        119.2


(14)  SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

                                                  Quarter Ended
                                    --------------------------------------------
                                    March 31  June 30  September 30 December 31
                                    --------------------------------------------
                                                  (in millions)

1999
Operating revenues.................. $203.0    $167.1   $186.8       $195.6
Operating income....................   46.4      21.9     32.5         54.1
Net income..........................   26.3       6.9     14.2         23.4
Earnings available for common stock.   25.4       6.1     13.4         22.6

1998*
Operating revenues.................. $202.8    $172.5   $176.1       $180.0
Operating income....................   33.7      10.8     29.7         18.5
Net income (loss)...................   17.6     (1.2)     12.7          6.5
Earnings available for common stock.   16.8     (2.1)     11.9          5.7

* Earnings for 1998 were impacted by the recording of approximately $3 million, $11 million, $2 million and $1 million of pre-tax merger-related expenses in the first, second, third and fourth quarters, respectively.

                                     -A-46-

(15)  RELATED PARTY ISSUES

In association with the merger, IESU, WP&L and IPC entered into a System Coordination and Operating Agreement which became effective with the merger. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement. The sales amounts allocated to WP&L were $23.8 million and $23.6 million for 1999 and 1998, respectively. The purchases allocated to WP&L were $101.0 million and $70.0 million for 1999 and 1998, respectively. The procedures were approved by both the FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, IESU, WP&L and IPC are fully reimbursed for any generation expense incurred to support a sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to the three utilities in proportion to each utility's share of electric production at the time of the sale.

Pursuant to a service agreement approved by the SEC under PUHCA, WP&L received various administrative and general services from an affiliate, Corporate Services. These services are billed to WP&L at cost based on payroll and other expenses incurred by Corporate Services for the benefit of WP&L. These costs totaled $96.5 million and $53.9 million for 1999 and 1998, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. Corporate Services began operations in May 1998 upon the consummation of the merger.

At December 31, 1999 and 1998, WP&L had an intercompany payable to Corporate Services of $24.7 million and $20.0 million, respectively.

                                     -A-47-

                         SHAREOWNER INFORMATION

Market Information

The 4.50% series of preferred stock is listed on the American Stock Exchange, with the trading symbol of Wis. Pr. All other series of preferred stock are traded on the over-the-counter market. Seventy-three percent of the Company's individual preferred shareowners are Wisconsin residents.

Dividend Information

Preferred stock dividends paid per share for each quarter during 1999 were as follows:

Series                                           Dividend
---------------------------------------------------------

4.40%...........................................  $1.10
4.50%...........................................  $1.125
4.76%...........................................  $1.19
4.80%...........................................  $1.20
4.96%...........................................  $1.24
6.20%...........................................  $1.55
6.50%...........................................  $0.40625

As authorized by the Wisconsin Power and Light Company Board of Directors, preferred stock dividend record and payment dates normally are as follows:

Record Date                                       Payment Date
--------------------------------------------------------------

February 29.....................................  March 15
May 31..........................................  June 15
August 31.......................................  September 15
November 30.....................................  December 15

Stock Transfer Agent and Registrar
Alliant Energy Corporation
Shareowner Services
P.O. Box 2568
Madison, WI 53701-2568

Form 10-K Information

A  copy  of  Form 10-K  as  filed  with  the   Securities  and  Exchange
Commission will be provided without charge upon request. Requests may be directed to Shareowner Services at the above address.


                    EXECUTIVE OFFICERS OF WP&L

Erroll B. Davis, Jr., 55, was elected Chief Executive Officer effective April 1998. He previously served as President and Chief Executive
Officer of WP&L since 1988 and has been a board member of WP&L since 1984. Mr. Davis is also an officer of Alliant Energy and IESU.

William D. Harvey,  50, was elected  President  effective April 1998. He
previously   served  as  Senior  Vice  President  since  1993  at  WP&L.
Mr. Harvey is also an officer of Alliant Energy and IESU.

Eliot G. Protsch, 46, was elected Executive Vice President-Energy Delivery effective October 1998. He previously served as Senior Vice President from 1993 to 1998 at WP&L. Mr. Protsch is also an officer of Alliant Energy and IESU.

Barbara J. Swan, 48, was elected Executive Vice President and General Counsel effective October 1998. She previously served as Vice President-General Counsel from 1994 to 1998 at WP&L. Ms. Swan is also an officer of Alliant Energy and IESU.

Thomas M. Walker, 52, was elected Executive Vice President and Chief Financial Officer effective October 1998. Mr. Walker is also an officer of Alliant Energy and IESU.

Pamela J. Wegner, 52, was elected Executive Vice President-Corporate Services effective October 1998. She previously served as Vice President-Information Services and Administration from 1994 to 1998 at WP&L. Ms. Wegner is also an officer of Alliant Energy and IESU.

                                     -A-48-

Dale R. Sharp, 59, was elected Senior Vice President-Transmission effective September 1999. He previously served as Senior Vice President-Engineering and Standards since October 1998 at WP&L and
IESU. He has also served as Vice President-Engineering from 1996 to 1998 and Vice President-Power Production from 1995 to 1996 at IPC. Mr. Sharp is also an officer of IESU.

Daniel A. Doyle, 41, was elected Vice President-Chief Accounting and Financial Planning Officer effective January 2000. He previously served as Vice President-Manufacturing and Energy Portfolio Services since October 1998 at WP&L and IESU and Vice President-Fossil Plants since April 1998 at WP&L. He has also served as Vice President-Power Production from 1996 to 1998 and Vice President-Finance, Controller and Treasurer from 1994 to 1996 at WP&L. Mr. Doyle is also an officer of Alliant Energy and IESU.

Edward M. Gleason, 59, was elected Vice President-Treasurer and Corporate Secretary effective April 1998. He previously served as Controller, Treasurer, and Corporate Secretary of WP&L since 1996 and Corporate Secretary of WP&L from 1993 to 1996. Mr. Gleason is also an officer of Alliant Energy and IESU.

Dundeana K. Langer, 41, was elected Vice President-Customer Services and Operations effective September 1999. She previously served as Vice President-Customer Services since October 1998. Ms. Langer is also an officer of IESU.

Daniel  L.   Mineck,   51,  was   elected   Vice   President-Performance
Engineering and Environmental effective April 1998. Mr. Mineck is also an officer of IESU.

David L. Wilson, 53, was elected Vice President-Nuclear effective September 1999. He previously served as Assistant Vice President-Nuclear since April 1998. Mr. Wilson is also an officer of IESU.

Kim K. Zuhlke, 46, was elected Vice President-Engineering, Sales & Marketing effective September 1999. He previously served as Vice
President-Customer Operations since April 1998 at WP&L and since October 1998 at IESU and as Vice President-Customer Services and Sales from 1993 to 1998 at WP&L. Mr. Zuhlke is also an officer of IESU.

Linda J. Wentzel, 51, was elected Assistant Corporate Secretary effective May 1998. She previously served as Executive Administrative Assistant since 1995 at Alliant Energy. Ms. Wentzel is also an officer of Alliant Energy and IESU.

Enrique Bacalao, 50, was elected Assistant Treasurer effective November 1998. Prior to joining WP&L, he was Vice President, Corporate Banking from 1995 to 1998 at the Chicago Branch of The Industrial Bank of Japan, Limited. Mr. Bacalao is also an officer of Alliant Energy and IESU.

Steven F. Price, 47, was elected Assistant Treasurer effective April 1998. He previously served as Assistant Corporate Secretary since 1992 at Alliant Energy and WP&L and as Assistant Treasurer since 1992 at Alliant Energy. Mr. Price is also an officer of IESU.

Robert  A.  Rusch,  37,  was  elected  Assistant   Treasurer   effective
April 1998. He previously served as Assistant Treasurer since 1995 at WP&L. Mr. Rusch is also an officer of IESU.

NOTE:None of the executive officers listed above is related to any member of the Board of Directors or nominee for director or any other executive officer.

Mr. Davis has an employment agreement with Alliant Energy pursuant to which his term of office is established. All other executive officers have no definite terms of office and serve at the pleasure of the Board of Directors.

                                     -A-49-

                                   PROXY CARD

[WISCONSIN POWER & LIGHT LOGO]                              Shareowners Services
                                                                   P.O. Box 2568
                                                         Madison, WI  53701-2568

                                                  SHAREOWNER INFORMATION NUMBERS

                                             Local Madison, WI....1-608-252-3110
                                             All Other Areas......1-800-356-5343

To all Wisconsin Power and Light Company shareowners:

Please  take a moment  to vote your  shares  for the  upcoming  Annual
Meeting   of   Shareowners.

Below is your 2000 Wisconsin Power and Light Company proxy card. Please read both sides of the proxy card, note your election, sign and date it. Detach and return it promptly in the self-addressed enclosed envelope. Whether or not you are attending, we encourage you to vote your shares.

You are invited to attend the Annual Meeting of Shareowners on Wednesday, May 24, 2000 at 1:00 p.m. in the General Office in Room 1A at 222 West Washington Ave., Madison, Wisconsin.




  Please Fold and Detach Proxy Card at Perforation.
--------------------------------------------------------------------------------

Indicate your vote by an (X) in the appropriate boxes.


ELECTION OF DIRECTORS:                For All    Withhold    For All
                                                  For All    Except(*)
                                       [  ]        [  ]        [  ]

Nominees for terms
ending in 2003:

    01 Erroll B. Davis, Jr.           (*) TO WITHHOLD AUTHORITY TO VOTE FOR ANY
    02 Lee Liu                            INDIVIDUAL NOMINEE, STRIKE A LINE
    03 Milton E. Neshek                   THROUGH THE NOMINEE'S NAME IN THE
    04 Robert W. Schultz                  LIST TO THE LEFT AND MARK AN (X) IN
    05 Wayne H. Stoppelmoor               THE "For All Except" BOX.

P
R
O
X
Y


Please date and sign your name(s) exactly as shown above and mail promptly in the enclosed envelope.

_________________________________________________   Important:  When signing
Signature                       DATE                as attorney, executor,
_________________________________________________   administrator, trustee, or
                                                    guardian, please give your
Signature                       DATE                full title as such. In the
                                                    case of JOINT HOLDERS, all
                                                    should sign.

                       [BACK SIDE OF PROXY CARD]




To access the Alliant Energy Annual Report on the Internet please open our site at WWW.alliant-energy.com. We encourage you to check out our site to see how easy and convenient it is. Click on the Annual Report button. You may print or just view this material.




            (continued and to be signed and dated on the other side)
********************************************************************************

[Wisconsin Power and Light Logo]                                   P.O. Box 2568
                                                         Madison, WI  53701-2568


                        WISCONSIN POWER AND LIGHT COMPANY
                                 P.O. BOX 2568
                             MADISON, WI 53701-2568

                 _____________________________________________

                  ANNUAL MEETING OF SHAREOWNERS - MAY 24, 2000

                 _____________________________________________


The undersigned  appoints William D. Harvey, and Edward M. Gleason,
or  either  of  them,  attorneys  and  proxies,   with  the  power  of
substitution to vote all shares of stock of Wisconsin Power and Light Company, held of record in the name of the undersigned at the close of business on April 5, 2000, at the Annual Meeting of Shareowners of the Company to be held in Room 1A at the General Office, 222 West Washington Ave., Madison, Wisconsin, on May 24, 2000 at 1:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company's Notice of Annual Meeting of Shareowners dated April 12, 2000 and accompanying Proxy Statement, subject to any directions indicated on the reverse side of this card.


This proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company. This proxy when properly executed will be voted in the manner directed herein by the shareowner. If no direction is made, the proxy will vote "FOR" the election of all listed nominess.